Product Supplement No. STOCK LIRN-1 (To Series K Prospectus Supplement dated March 25, 2025 and Prospectus dated March 25, 2025, as may be amended) February 11, 2026	Registration Statement No. 333-285508 Filed Pursuant to Rule 424(b)(2)

Leveraged Index Return Notes® “LIRNs®” Linked to One or More Equity Securities

•	The LIRNs are unsecured senior debt securities issued by Bank of Montreal. Any payments due on the LIRNs, including any repayment of principal, will be subject to the credit risk of Bank of Montreal.
•	The LIRNs do not guarantee the return of principal at maturity, and we will not pay interest on the LIRNs. Instead, the return on the LIRNs will be based on the performance of an underlying “Market Measure,” which will be either the common equity securities or American Depositary Receipts (“ADRs”) of a company other than us, the agents, and our respective affiliates (the “Underlying Stock”). The Market Measure may also consist of a “Basket” of two or more Underlying Stocks.
•	The LIRNs provide an opportunity to earn a multiple of the positive performance of the Market Measure, and may provide limited protection against the risk of losses. You will be exposed to any negative performance of the Market Measure below the Threshold Value (as defined below) on a 1-to-1 basis. If specified in the applicable term sheet, your LIRNs may be “Capped LIRNs.” In the case of Capped LIRNs, the amount payable at maturity will not exceed a specified cap (the “Capped Value”). Additionally, if specified in the applicable term sheet, your LIRNs may be subject to an automatic call, which will limit your return to a fixed amount if the LIRNs are called.
•	If the LIRNs are not automatically called prior to maturity, if applicable, and the value of the Market Measure increases from the Starting Value to the Ending Value (each as defined below), you will receive at maturity a cash payment per unit (the “Redemption Amount”) that equals the principal amount plus a multiple of that increase, and in the case of Capped LIRNs, up to the Capped Value. If the LIRNs are not automatically called prior to maturity, if applicable, and the value of the Market Measure does not change or decreases from the Starting Value to the Ending Value but not below the Threshold Value, then the Redemption Amount will equal the principal amount. However, if the Ending Value is less than the Threshold Value, you will be subject to 1-to-1 downside exposure to the decrease in the value of the Market Measure below the Threshold Value. In such case, you will lose all or a portion (which could be significant) of the principal amount of your LIRNs.
•	If specified in the applicable term sheet, your LIRNs may be subject to an automatic call. In that case, the LIRNs will be automatically called if the Observation Level on any Observation Date is greater than or equal to the Call Level (each as defined below). If called, you will receive a cash payment per unit on the applicable Call Settlement Date (as defined below) that equals the principal amount plus the applicable Call Premium (as defined below).
•	This product supplement describes the general terms of the LIRNs, the risk factors to consider before investing, the general manner in which they may be offered and sold, and other relevant information.
•	For each offering of the LIRNs, we will provide you with a pricing supplement (which we refer to as a “term sheet”) that will describe the specific terms of that offering, including the specific Market Measure, the Capped Value, if applicable, the Threshold Value, the Participation Rate (as defined below), and, if the LIRNs are subject to an automatic call, the Call Level, the Call Amount and the Call Premium for each Observation Date, the Observation Dates and the Call Settlement Dates, and certain related risk factors. The applicable term sheet will identify, if applicable, any additions or changes to the terms specified in this product supplement.
•	The LIRNs will be issued in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The applicable term sheet may also set forth a minimum number of units that you must purchase.
•	Unless otherwise specified in the applicable term sheet, the LIRNs will not be listed on a securities exchange.
•	BofA Securities, Inc. (“BofAS”) and one or more of its affiliates may act as our agents to offer the LIRNs, and will act in a principal capacity in such role.

The LIRNs are the unsecured obligations of Bank of Montreal, and, accordingly, all payments are subject to credit risk. If Bank of Montreal defaults on its obligations, you could lose some or all of your investment. The LIRNs are not savings accounts, deposits or other obligations of a depository institution and are not insured by the Canada Deposit Insurance Corporation, the Federal Deposit Insurance Corporation (the “FDIC”), the Deposit Insurance Fund or any other governmental agency. The LIRNs are not subject to conversion into Bank of Montreal’s common shares under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

Potential purchasers of the LIRNs should consider the information in “Risk Factors” beginning on page PS-6 of this product supplement, page S-2 of the accompanying prospectus supplement, and page 9 of the accompanying prospectus. You may lose all or a significant portion of your investment in the LIRNs.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this product supplement, the prospectus supplement, or the prospectus. Any representation to the contrary is a criminal offense.

BofA Securities

________________

LIRNs® and “Leveraged Index Return Notes®” are registered service marks of Bank of America Corporation, the parent corporation of BofAS.

SUMMARY

The information in this “Summary” section is qualified in its entirety by the more detailed explanation set forth elsewhere in this product supplement, the prospectus supplement, and the prospectus, as well as the applicable term sheet. Neither we nor BofAS have authorized any other person to provide you with any information other than that contained or incorporated by reference in this product supplement, the prospectus supplement, the prospectus, and the applicable term sheet. Neither we nor BofAS take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

Key Terms:

General:

The LIRNs are senior unsecured debt securities issued by Bank of Montreal, and are not insured by the Canada Deposit Insurance Corporation or the FDIC, or secured by collateral. The LIRNs rank equally with all of our other unsecured senior debt from time to time outstanding. Any payments due on the LIRNs, including any repayment of principal, are subject to our credit risk. If Bank of Montreal defaults on its obligations, you could lose some or all of your investment.

The return on the LIRNs will be based on the performance of a Market Measure and there is no guaranteed return of principal at maturity. Therefore, you will lose all or a portion (which could be significant) of your investment if the LIRNs are not automatically called prior to maturity, if applicable, and the value of the Market Measure decreases from the Starting Value to an Ending Value that is less than the Threshold Value.

Each issue of the LIRNs will mature on the date set forth in the applicable term sheet, unless, if applicable, the LIRNs are automatically called on an earlier date. We cannot redeem the LIRNs at our option on any earlier date, except under the limited circumstances as set forth in the section “Description of the LIRNs—Anti-Dilution Adjustments—Reorganization Events.” We will not make any payments on the LIRNs until maturity or earlier call (if applicable), and you will not receive any interest payments. You should be aware that if the automatic call feature applies to your LIRNs, it may shorten the term of an investment in the LIRNs, and you must be willing to accept that your LIRNs may be called prior to maturity.

Market Measure:

The Underlying Stock of a company other than us, the agents and our respective affiliates (the “Underlying Company”) represented either by a class of common equity securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or by ADRs registered under the Exchange Act, which will be set forth in the applicable term sheet.

The Market Measure may consist of a group, or “Basket,” of Underlying Stocks. We refer to each Underlying Stock included in any Basket as a “Basket Stock.” If the Market Measure to which your LIRNs are linked is a Basket, the Basket Stocks will be set forth in the applicable term sheet.

PS-1

Market Measure Performance:

The performance of the Market Measure will be measured according to the percentage change of the Market Measure from the Starting Value to the Ending Value.

Unless otherwise specified in the applicable term sheet:

The “Starting Value” will be the price of the Underlying Stock on the date when the LIRNs are priced for initial sale to the public (the “pricing date”), determined as set forth in the applicable term sheet.

If the Market Measure consists of a Basket, the Starting Value will be equal to 100. See “Description of the LIRNs—Basket Market Measures.”

The “Threshold Value” will be a value of the Market Measure that equals a specified percentage (100% or less) of the Starting Value. The Threshold Value will be determined on the pricing date and set forth in the applicable term sheet. If the Threshold Value is equal to 100% of the Starting Value, you will be exposed to any decrease in the value of the Market Measure from the Starting Value to the Ending Value on a 1-to-1 basis, and you may lose all of your investment in the LIRNs.

The “Ending Value” will equal the Closing Market Price of the Underlying Stock on the calculation day times its Price Multiplier on that day (each as defined below).

If the applicable term sheet specifies that the LIRNs will be subject to an automatic call: The “Call Level” will be a value of the Market Measure that equals a specified percentage of the Starting Value. The Call Level will be determined on the pricing date and set forth in the applicable term sheet.

The “Observation Level” will equal the product of the Closing Market Price of the Underlying Stock on the applicable Observation Date and its Price Multiplier on that day. The “Observation Dates” will be set forth in the applicable term sheet, subject to postponement in the event of Market Disruption Events or non-trading days (each as defined below). The final Observation Date will occur prior to the calculation day. See “Description of the LIRNs—Automatic Call.”

If the Market Measure consists of a Basket, the Observation Level and the Ending Value will be determined as described in “Description of the LIRNs—Basket Market Measures—Observation Level or Ending Value of the Basket.”

If a Market Disruption Event occurs and is continuing on the scheduled calculation day or a scheduled Observation Date, if applicable, or if certain other events occur, the calculation agent will determine the Ending Value or Observation Level as set forth in “Description of the LIRNs—Automatic Call,” “—The Starting Value and the Ending Value—Ending Value” or “—Basket Market Measures—Observation Level or Ending Value of the Basket,” as applicable.

Participation Rate:	The rate at which investors participate in any increase in the value of the Market Measure, as calculated below. The Participation Rate will be equal to or greater than 100%, and will be set forth in the applicable term sheet. If the Participation Rate is 100%, your participation in any upside performance of the Market Measure will not be leveraged.

Capped Value:	For Capped LIRNs, the maximum Redemption Amount. Any positive return on the Capped LIRNs will be limited to the return represented by the Capped Value specified in the applicable term sheet. We will determine the applicable Capped Value on the pricing date of each issue of the Capped LIRNs.

Price Multiplier:	Unless otherwise set forth in the applicable term sheet, the “Price Multiplier” for an Underlying Stock will be 1, and will be subject to adjustment for certain corporate events relating to that Underlying Stock described below under “Description of the LIRNs—Anti-Dilution Adjustments.”

PS-2

Automatic Call Prior to Maturity:

If specified in the applicable term sheet, your LIRNs may be subject to an automatic call prior to maturity. In that case, the LIRNs will be automatically called, in whole but not in part, for an amount equal to the applicable Call Amount if, on any Observation Date, the Observation Level of the Market Measure is greater than or equal to the Call Level. If the LIRNs are automatically called, the applicable Call Amount will be paid on the applicable Call Settlement Date. No further amounts will be payable after an automatic call.

The applicable “Call Amount” will be equal to the principal amount per unit plus the “Call Premium” related to the applicable Observation Date. Each Call Premium will be a percentage of the principal amount and will be set forth in the applicable term sheet.

PS-3

Redemption Amount at Maturity:

Unless the LIRNs are subject to an automatic call and are automatically called prior to the maturity date, at maturity, you will receive a Redemption Amount that is greater than the principal amount if the value of the Market Measure increases from the Starting Value to the Ending Value. In the case of Capped LIRNs, the Redemption Amount will not exceed the Capped Value. If the value of the Market Measure does not change or decreases from the Starting Value to the Ending Value but not below the Threshold Value, then the Redemption Amount will equal the principal amount. If the Ending Value is less than the Threshold Value, you will be subject to 1-to-1 downside exposure to the decrease in the value of the Market Measure below the Threshold Value and will receive a Redemption Amount that is less than the principal amount and, if the Threshold Value is equal to 100% of the Starting Value, could be zero.

Any payments due on the LIRNs, including any repayment of principal, are subject to our credit risk as issuer of the LIRNs.

The Redemption Amount, denominated in U.S. dollars, will be calculated as follows:

You will receive per unit:

Principal at Risk:	You may lose all or a portion (which could be significant) of the principal amount of the LIRNs. Further, if you sell your LIRNs prior to maturity or automatic call (if applicable) in the secondary market (if any), the market value per LIRN may be less than the price that you paid for the LIRNs.

PS-4

Calculation Agents:	The calculation agents will make all determinations associated with the LIRNs. Unless otherwise set forth in the applicable term sheet, we or one of our affiliates may act as the calculation agent, or we may appoint BofAS or one of its affiliates to act as calculation agent for the LIRNs. Alternatively, we (or one of our affiliates) and BofAS (or one of its affiliates) may act as joint calculation agents for the LIRNs. See the section entitled “Description of the LIRNs—Role of the Calculation Agent.”

Agents:	BofAS and one or more of its affiliates will act as our agents in connection with each offering of the LIRNs and will receive an underwriting discount based on the number of units of the LIRNs sold. None of the agents is your fiduciary or advisor solely as a result of the making of any offering of the LIRNs, and you should not rely upon this product supplement, the applicable term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase the LIRNs.

Listing:	Unless otherwise specified in the applicable term sheet, the LIRNs will not be listed on a securities exchange.

This product supplement relates only to the LIRNs and does not relate to any Underlying Stock described in any applicable term sheet. You should read carefully the entire prospectus, prospectus supplement, and this product supplement, together with the applicable term sheet, to understand fully the terms of your LIRNs, as well as the tax and other considerations important to you in making a decision about whether to invest in any LIRNs. In particular, you should review carefully the sections in this product supplement and the accompanying prospectus supplement and prospectus entitled “Risk Factors,” which highlight a number of risks of an investment in the LIRNs, to determine whether an investment in the LIRNs is appropriate for you. Additional risk factors may be set forth in the applicable term sheet. If information in this product supplement is inconsistent with the prospectus or prospectus supplement, this product supplement will supersede those documents. However, if information in any applicable term sheet is inconsistent with information in this product supplement, that term sheet will supersede this product supplement.

Neither we nor any agent is making an offer to sell the LIRNs in any jurisdiction where the offer or sale is not permitted.

Certain capitalized terms used and not defined in this product supplement have the meanings ascribed to them in the prospectus supplement and prospectus. Unless otherwise indicated or unless the context requires otherwise, all references in this product supplement to “we,” “us,” “our,” or similar references are to Bank of Montreal.

You are urged to consult with your own attorneys and business and tax advisors before making a decision to purchase any LIRNs.

PS-5

RISK FACTORS

Your investment in the LIRNs is subject to investment risks, many of which differ from those of a conventional debt security. Your decision to purchase the LIRNs should be made only after carefully considering the risks, including those discussed below, together with the risk information in the applicable term sheet, in light of your particular circumstances. The LIRNs are not an appropriate investment for you if you are not knowledgeable about the material terms of the LIRNs or investments in equity or equity-based securities in general.

Structure-related Risks

Your investment may result in a loss; there is no guaranteed return of principal. There is no fixed principal repayment amount on the LIRNs at maturity. The return on the LIRNs will be based on the performance of the Market Measure. If the LIRNs are not automatically called (if applicable), and the Ending Value is less than the Threshold Value, then you will receive a Redemption Amount at maturity that will be less than, and possibly significantly less than, the principal amount of your LIRNs. If the Threshold Value is equal to 100% of the Starting Value, the Redemption Amount could be zero.

The LIRNs do not pay interest, and any return on the LIRNs may be less than the yield on a conventional fixed or floating rate debt security of comparable maturity. There will be no periodic interest payments on the LIRNs as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. Any return that you receive on the LIRNs may be less than the return you would earn if you purchased a conventional debt security with the same maturity date. As a result, your investment in the LIRNs may not reflect the full opportunity cost to you when you consider factors, such as inflation, that affect the time value of money.

Payment on the LIRNs is subject to our credit risk, and any actual or perceived changes in our creditworthiness are expected to affect the value of the LIRNs. The LIRNs are our senior unsecured debt securities. As a result, your receipt of any payment on the LIRNs is dependent upon our ability to repay our obligations on the applicable payment date, regardless of whether the Market Measure increases from the Starting Value to the Ending Value or, if applicable, the Observation Level. No assurance can be given as to what our financial condition will be on the applicable payment date. If we become unable to meet our financial obligations as they become due, you may not receive any amounts payable under the terms of the LIRNs.

In addition, our credit ratings are an assessment by ratings agencies of our ability to pay our obligations. Consequently, our perceived creditworthiness and actual or anticipated decreases in our credit ratings or increases in the spread between the yield on our securities and the yield on U.S. Treasury securities (the “credit spread”) prior to the maturity date may adversely affect the market value of the LIRNs. However, because your return on the LIRNs depends upon factors in addition to our ability to pay our obligations, such as the value of the Market Measure, an improvement in our credit ratings will not reduce the other investment risks related to the LIRNs.

Any positive return on your investment will be limited to the return represented by the Capped Value, if applicable, and may be less than a comparable investment directly in the Market Measure. The appreciation potential of the Capped LIRNs is limited to the Capped Value. You will not receive a Redemption Amount greater than the Capped Value, regardless of the extent of the increase in the value of the Market Measure. In contrast, a direct investment in the Market Measure would allow you to receive the full benefit of any appreciation in the value of the Market Measure.

PS-6

In addition, unless otherwise set forth in the applicable term sheet or in the event of an adjustment as described in this product supplement under “Description of the LIRNs—Anti-Dilution Adjustments,” an Observation Level, if applicable, or the Ending Value will not reflect the value of dividends paid, or distributions made, on any Underlying Stock or any other rights associated with any Underlying Stock. Thus, any return on the LIRNs will not reflect the return you would realize if you actually owned shares of any Underlying Stock.

If the LIRNs are subject to an automatic call and are automatically called prior to maturity, your investment return will be limited to the return represented by the applicable Call Premium. If the LIRNs are subject to an automatic call, and if, on any Observation Date, the Observation Level of the Market Measure is greater than or equal to the specified Call Level, the LIRNs will be automatically called. If the LIRNs are automatically called, your return will be limited to the applicable Call Premium, regardless of the extent of the increase in the value of the Market Measure.

Reinvestment Risk. If the LIRNs are subject to an automatic call and are automatically called prior to maturity, the term of the LIRNs will be shorter than their stated term to maturity. There is no guarantee that you would be able to reinvest the proceeds from an investment in the LIRNs at a comparable return for a similar level of risk in the event the LIRNs are automatically called prior to maturity.

Payment on the LIRNs will not reflect changes in the value of the Market Measure that occur other than on the calculation day or on the applicable Observation Dates, if applicable. Changes in the value of the Market Measure during the term of the LIRNs other than on the calculation day, or on the applicable Observation Dates, if applicable, will not be reflected in the calculation of the Redemption Amount or the determination of whether the LIRNs will be automatically called, if applicable. To calculate the Redemption Amount, the calculation agent will compare only the Ending Value to the Starting Value or the Threshold Value, as applicable. To determine whether the LIRNs will be automatically called, if applicable, the calculation agent will refer only to the value of the Market Measure on the applicable Observation Date. No other values of the Market Measure will be taken into account. As a result, even if the value of the Market Measure has increased at certain times during the term of the LIRNs, your LIRNs will not be called, if applicable, if the Observation Level on each Observation Date is less than the Call Level, and, if not automatically called (as applicable), you will receive a Redemption Amount that is less than the principal amount if the Ending Value is less than the Threshold Value.

If your LIRNs are linked to a Basket, increases in the prices of one or more of the Basket Stocks may be offset by decreases in the prices of one or more of the other Basket Stocks. The Market Measure of your LIRNs may be a Basket. In such a case, changes in the prices of one or more of the Basket Stocks may not correlate with changes in the prices of one or more of the other Basket Stocks. The prices of one or more Basket Stocks may increase, while the prices of one or more of the other Basket Stocks may decrease or not increase as much. Therefore, in calculating the value of the Market Measure at any time, increases in the price of one Basket Stock may be moderated or wholly offset by decreases or lesser increases in the prices of one or more of the other Basket Stocks. If the weightings of the applicable Basket Stocks are not equal, adverse changes in the prices of the Basket Stocks which are more heavily weighted could have a greater impact upon the value of the Market Measure and, consequently, the return on your LIRNs.

PS-7

Valuation- and Market-related Risks

The estimated value of the LIRNs on the pricing date, based on our proprietary pricing models, will be less than the public offering price. Our initial estimated value of your LIRNs will be only an estimate, and will be based on a number of factors. The public offering price of the LIRNs may exceed our initial estimated value, because costs associated with offering, structuring and hedging the LIRNs will be included in the public offering price, but will not be included in the estimated value. These costs will include any underwriting discount and selling concessions and the cost of hedging our obligations under the LIRNs through one or more hedge counterparties (which may be one or more of our affiliates or an agent or its affiliates). Such hedging cost includes our or our hedge counterparty’s expected cost of providing such hedge, as well as the profit we or our hedge counterparty expect to realize in consideration for assuming the risks inherent in providing such hedge. The initial estimated value may be as low as the amount that will be indicated on the cover page of the applicable term sheet.

The terms of the LIRNs will not be determined by reference to the credit spreads for our conventional fixed-rate debt. To determine the terms of the LIRNs, we will use an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the LIRNs will be less favorable to you than if we had used a higher funding rate.

The estimated value of the LIRNs will not be an indication of the price, if any, at which any other person may be willing to buy the LIRNs from you in the secondary market. Our initial estimated value of the LIRNs as of the applicable pricing date will be derived using our internal pricing models. This value will be based on market conditions and other relevant factors, which include volatility of the Market Measure, dividend rates and interest rates. Different pricing models and assumptions, including those used by any agent, its affiliates or other market participants, could provide values for the LIRNs that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the applicable pricing date, the value of the LIRNs could change dramatically due to changes in market conditions, our creditworthiness, and the other factors set forth in this product supplement and in the applicable term sheet. These changes are likely to impact the price, if any, at which we, BofAS or any of our respective affiliates would be willing to purchase the LIRNs from you in any secondary market transactions. Our initial estimated value will not represent a minimum price at which we, BofAS or any of our respective affiliates or any other party would be willing to buy your LIRNs in any secondary market at any time.

We cannot assure you that there will be a trading market for your LIRNs. If a secondary market exists, we cannot predict how the LIRNs will trade, or whether that market will be liquid or illiquid. The development of a trading market for the LIRNs will depend on various factors, including our financial performance and changes in the value of the Market Measure. The number of potential buyers of your LIRNs in any secondary market may be limited. There is no assurance that any party will be willing to purchase your LIRNs at any price in any secondary market.

We anticipate that one or more of the agents or their affiliates will act as a market-maker for the LIRNs, but none of them are required to do so and may cease to do so at any time. Any price at which an agent or its affiliates may bid for, offer, purchase, or sell any LIRNs may be higher or lower than the applicable public offering price, and that price may differ from the values determined by pricing models that it may use, whether as a result of dealer discounts, mark-ups, or other transaction costs. These bids, offers, or transactions may adversely affect the prices, if any, at which the LIRNs might otherwise trade in the market. In addition, if at any time any entity were to cease acting as a market-maker for any issue of the LIRNs, it is likely that there would be significantly less liquidity in that secondary market. In such a case, the price at which those LIRNs could be sold would likely be lower than if an active market existed.

PS-8

Unless otherwise stated in the applicable term sheet, we will not list the LIRNs on any securities exchange. Even if an application were made to list your LIRNs, we cannot assure you that the application will be approved or that your LIRNs will be listed and, if listed, that they will remain listed for their entire term. The listing of the LIRNs on any securities exchange will not necessarily ensure that a trading market will develop, and if a trading market does develop, that there will be liquidity in the trading market.

The LIRNs are not designed to be short-term trading instruments, and if you attempt to sell the LIRNs prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount. The LIRNs are not designed to be short-term trading instruments. The limited protection against the risk of losses provided by the Threshold Value, if any, will only apply if you hold the LIRNs to maturity. You have no right to have your LIRNs redeemed at your option prior to maturity. If you wish to liquidate your investment in the LIRNs prior to maturity, your only option would be to sell them. At that time, there may be an illiquid market for your LIRNs or no market at all. Even if you were able to sell your LIRNs, there are many factors outside of our control that may affect their market value, some of which, but not all, are stated below. These factors may interact with each other in complex and unpredictable ways, and the impact of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe a specific factor’s expected impact on the market value of the LIRNs, assuming all other conditions remain constant.

•	Value of the Market Measure. We anticipate that the market value of the LIRNs prior to maturity generally will depend to a significant extent on the value of the Market Measure. In general, it is expected that the market value of the LIRNs will decrease as the value of the Market Measure decreases, and increase as the value of the Market Measure increases. However, as the value of the Market Measure increases, the market value of the LIRNs may decrease or may not increase at the same rate. If you sell your LIRNs when the value of the Market Measure is less than, or not sufficiently above, the applicable Starting Value or Call Level (as applicable), then you may receive less than the principal amount of your LIRNs.

In addition, because the Redemption Amount for Capped LIRNs will not exceed the applicable Capped Value, we do not expect that the Capped LIRNs will trade in any secondary market at a price that is greater than the Capped Value.

Additionally, if the LIRNs are subject to an automatic call, because the amount payable on the LIRNs upon an automatic call will not exceed the applicable Call Amount, we do not expect that the LIRNs will trade in any secondary market prior to any Observation Date at a price that is greater than the applicable Call Amount.

•	Volatility of the Market Measure. Volatility is the term used to describe the size and frequency of market fluctuations. The volatility of the Market Measure during the term of the LIRNs may vary. In addition, an unsettled international environment and related uncertainties may result in greater market volatility, which may continue over the term of the LIRNs. Increases or decreases in the volatility of the Market Measure may have an adverse impact on the market value of the LIRNs. Even if the value of the Market Measure increases after the applicable pricing date, if you are able to sell your LIRNs before their maturity date, you may receive substantially less than the amount that would be payable upon an automatic call, if applicable, or at maturity based on that value because of the anticipation that the value of the Market Measure will continue to fluctuate until the LIRNs are automatically called, if applicable, or until the Ending Value is determined.

PS-9

•	Economic and Other Conditions Generally. The general economic conditions of the capital markets in the United States, as well as geopolitical conditions and other financial, political, public health, regulatory and judicial events, natural disasters, acts of terrorism or war, and related uncertainties that affect stock markets generally, may adversely affect the value of the Market Measure and the market value of the LIRNs. If an Underlying Stock is an ADR, the value of your LIRNs may also be adversely affected by similar events in the markets of the relevant foreign country.

•	Interest Rates. We expect that changes in interest rates will affect the market value of the LIRNs. In general, if U.S. interest rates increase, we expect that the market value of the LIRNs will decrease. In general, we expect that the longer the amount of time that remains until maturity, the more significant the impact of these changes will be on the value of the LIRNs. The level of interest rates also may affect the U.S. economy and any applicable market outside of the U.S., and, in turn, the value of the Market Measure, and, thus, the market value of the LIRNs may be adversely affected. If an Underlying Stock is an ADR, the level of interest rates in the relevant foreign country may affect the economy of that foreign country and, in turn, the value of the ADR, and, thus, the market value of the LIRNs may be adversely affected.

•	Dividend Yields. In general, if the cumulative dividend yield on any Underlying Stock increases, we anticipate that the market value of the LIRNs will decrease.

•	Our Creditworthiness. Our actual and perceived creditworthiness may affect the value of the LIRNs.

•	Time to Maturity or, if Applicable, the Next Observation Date. There may be a disparity between the market value of the LIRNs prior to maturity or, if applicable, prior to an Observation Date, and their value at maturity or as of the next Observation Date, if applicable. This disparity is often called a time “value,” “premium,” or “discount,” and reflects expectations concerning the value of the Market Measure during the term of the LIRNs. As the time to maturity or, if applicable, the next Observation Date, decreases, this disparity will likely decrease, such that the market value of the LIRNs will approach the expected Redemption Amount to be paid at maturity or, if applicable, the Call Amount applicable to that Observation Date.

Conflict-related Risks

Trading and hedging activities by us, the agents and our respective affiliates may adversely affect your return on the LIRNs and their market value. We, the agents and our other respective affiliates may buy or sell shares of an Underlying Stock, futures or options contracts or exchange-traded instruments on an Underlying Stock, or other listed or over-the-counter derivative instruments linked to an Underlying Stock. We, the agents or our respective affiliates may execute such purchases or sales for our own or their own accounts, for business reasons, or in connection with hedging our obligations under the LIRNs. These transactions could adversely affect the value of an Underlying Stock in a manner that could be adverse to your investment in the LIRNs. On or before the applicable pricing date, any purchases or sales by us, the agents or our respective affiliates, or others on our or their behalf (including those for the purpose of hedging some or all of our anticipated exposure in connection with the LIRNs), may affect the value of an Underlying Stock. Consequently, the values of that Underlying Stock may change subsequent to the pricing date of an issue of the LIRNs, which may adversely affect the market value of the LIRNs.

We, the agents or one or more of our respective affiliates also expect to engage in hedging activities that could affect the value of an Underlying Stock on the applicable pricing date. In addition, these hedging activities, including the unwinding of a hedge, may decrease the value of an Underlying Stock prior to maturity, including on an Observation Date or the calculation day, and may reduce any payments on the LIRNs.

PS-10

We, the agents or one or more of our respective affiliates may purchase or otherwise acquire a long or short position in the LIRNs, and may hold or resell the LIRNs. For example, the agents may enter into these transactions in connection with any market making activities in which they engage. We cannot assure you that these activities will not adversely affect the value of any Underlying Stock, the market value of your LIRNs prior to maturity or the Redemption Amount.

Our trading, hedging and other business activities, and those of the agents and one or more of our respective affiliates, may create conflicts of interest with you. We, the agents or one or more of our respective affiliates may engage in trading activities related to an Underlying Stock that are not for your account or on your behalf. We, the agents or one or more of our respective affiliates also may issue or underwrite other financial instruments with returns based upon an Underlying Stock. In addition, in the ordinary course of their business activities, the agents or their affiliates may hold and trade our or our affiliates’ debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Certain of the agents or their affiliates may also have a lending or other financial relationships with us. In order to hedge such exposure, the agents or their affiliates may enter into transactions such as the purchase of credit default swaps or the creation of short positions in our or our affiliates’ securities, including potentially the LIRNs. Any such short positions could adversely affect future trading prices of the LIRNs. These trading and other business activities may present a conflict of interest between your interest in the LIRNs and the interests we, the agents and our respective affiliates may have in our proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These trading and other business activities, if they influence the value of an Underlying Stock or secondary trading in your LIRNs, could be adverse to your interests as a beneficial owner of the LIRNs.

We, the agents and our respective affiliates expect to enter into arrangements or adjust or close out existing transactions to hedge our obligations under the LIRNs. We, the agents or our respective affiliates also may enter into hedging transactions relating to other securities or instruments that we or they issue, some of which may have returns calculated in a manner related to that of a particular issue of the LIRNs. We may enter into such hedging arrangements with one or more of our subsidiaries or affiliates, or with one or more of the agents or their affiliates. Such a party may enter into additional hedging transactions with other parties relating to the LIRNs and the Market Measure. This hedging activity is expected to result in a profit to those engaging in the hedging activity, which could be more or less than initially expected, but could also result in a loss. We, the agents and our respective affiliates will price these hedging transactions with the intent to realize a profit, regardless of whether the value of the LIRNs increases or decreases, whether the LIRNs will be automatically called, if applicable, or whether any payment on the LIRNs is more or less than the principal amount of the LIRNs. Any profit in connection with such hedging activities will be in addition to any other compensation that we, the agents and any of our respective affiliates receive for the sale of the LIRNs, which creates an additional incentive to sell the LIRNs to you.

PS-11

There may be potential conflicts of interest involving the calculation agent, which may be us or an affiliate of ours. We may appoint and remove the calculation agent. We or one of our affiliates may be the calculation agent or act as joint calculation agent for the LIRNs and, as such, will determine the Starting Value, the Threshold Value, the Price Multiplier, the Ending Value, the Redemption Amount and, if applicable, each Observation Level and whether the LIRNs will be automatically called. Under some circumstances, these duties could result in a conflict of interest between our status as issuer and our or our affiliate’s responsibilities as calculation agent. These conflicts could occur, for instance, in connection with the calculation agent’s determination as to whether a Market Disruption Event has occurred, or in connection with judgments that the calculation agent would be required to make if certain corporate events occur with respect to any Underlying Stock. See the sections entitled “Description of the LIRNs—Market Disruption Events” and “—Anti-Dilution Adjustments.” The calculation agent will be required to carry out its duties in good faith and using its reasonable judgment. However, because we or one of our affiliates may serve as the calculation agent, potential conflicts of interest could arise. In addition, we may appoint BofAS or one of its affiliates to act as the calculation agent or as joint calculation agent for the LIRNs. As the calculation agent or joint calculation agent, BofAS or one of its affiliates will have discretion in making various determinations that affect your LIRNs. The exercise of this discretion by the calculation agent could adversely affect the value of your LIRNs and may present the calculation agent with a conflict of interest of the kind described under “—Trading and hedging activities by us, the agents, and our respective affiliates may adversely affect your return on the LIRNs and their market value” and “—Our trading, hedging and other business activities, and those of the agents or one or more of our respective affiliates, may create conflicts of interest with you” above.

Underlying Stock-Related Risks

You must rely on your own evaluation of the merits of an investment linked to any applicable Underlying Stock. In the ordinary course of business, we, the agents and our respective affiliates may have expressed views on expected movements in an Underlying Stock, and may do so in the future. These views or reports may be communicated to our clients and clients of these entities. However, these views are subject to change from time to time. Moreover, other professionals who deal in markets relating to an Underlying Stock may at any time have significantly different views from the views of us, the agents or our respective affiliates. For these reasons, you are encouraged to derive information concerning an Underlying Stock from multiple sources, and you should not rely on the views expressed by us, the agents or our respective affiliates.

As a holder of the LIRNs, you will have no rights that a holder of any Underlying Stock may have, and you will not be entitled to receive shares of any Underlying Stock or dividends or other distributions by any Underlying Company. The LIRNs are our debt securities. They are not equity instruments, shares of stock, or securities of any other issuer. Investing in the LIRNs will not make you a holder of any Underlying Stock. You will not have any voting rights, any rights to receive dividends or other distributions, or any other rights with respect to any Underlying Stock. As a result, the return on your LIRNs may not reflect the return you would realize if you actually owned shares of an Underlying Stock and received the dividends paid or other distributions made in connection with them. Your LIRNs will be paid in cash and you have no right to receive shares of any Underlying Stock.

If shares of an Underlying Company are also listed on a foreign exchange, your return may be affected by factors affecting international securities markets. The value of securities traded outside of the U.S. may be adversely affected by a variety of factors relating to the relevant securities markets. Factors which could affect those markets, and therefore the return on your LIRNs, include:

•	Market Liquidity and Volatility. The relevant foreign securities markets may be less liquid and/or more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets.

•	Political, Economic, and Other Factors. The prices and performance of securities of companies in foreign countries may be affected by political, economic, financial, public health, natural disasters, acts of terrorism or war and social factors in those regions. Direct or indirect government intervention to stabilize a particular securities market and cross-shareholdings in companies in the relevant foreign markets may affect prices and the volume of trading in those markets. In addition, recent or future changes in government, economic, and fiscal policies in the relevant jurisdictions, the possible imposition of, or changes in, currency exchange laws, or other laws or restrictions, and possible fluctuations in the rate of exchange between currencies, are factors that could adversely affect the relevant securities markets. The relevant foreign economies may differ from the U.S. economy in economic factors such as growth of gross national product, rate of inflation, capital reinvestment, resources, and self-sufficiency.

PS-12

In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal, and many emerging markets suffer from underdevelopment of capital markets and tax systems. In addition, in some of these nations, issuers of the relevant securities face the threat of expropriation of their assets, and/or nationalization of their businesses. The economic and financial data about some of these countries may be unreliable.

Additionally, the accounting, auditing and financial reporting standards and requirements applicable to companies in foreign countries may differ from those applicable to U.S. reporting companies.

We, the agents and our respective affiliates do not control any Underlying Company and have not verified any disclosure made by any Underlying Company. We, the agents, or our respective affiliates currently, or in the future, may engage in business with any Underlying Company, and we, the agents or our respective affiliates may from time to time own securities of any Underlying Company. However, none of us, the agents, or any of our respective affiliates has the ability to control the actions of any Underlying Company or has undertaken any independent review of, or made any due diligence inquiry with respect to, any Underlying Stock or Underlying Company. Any information in the applicable term sheet regarding an Underlying Stock and an Underlying Company is derived from publicly available information. You should make your own investigation into any Underlying Stock and any Underlying Company.

Our business activities and those of the agents relating to any Underlying Company or the LIRNs may create conflicts of interest with you. We, the agents, and our respective affiliates, at the time of any offering of LIRNs or in the future, may engage in business with any Underlying Company, including making loans to, equity investments in, or providing investment banking, asset management, or other services to that company, its affiliates, and its competitors.

In connection with these activities, any of these entities may receive information about those companies that we will not divulge to you or other third parties. We, the agents, and our respective affiliates have published, and in the future may publish, research reports on one or more of these companies. The agents may also publish research reports relating to our or our affiliates’ securities, including the LIRNs. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding your LIRNs. Any of these activities may adversely affect the price of any Underlying Stock and, consequently, the market value of your LIRNs. None of us, the agents, or any of our respective affiliates makes any representation to any purchasers of the LIRNs regarding any matters whatsoever relating to any Underlying Stock or Underlying Company. Any prospective purchaser of the LIRNs should undertake an independent investigation of any Underlying Stock and any Underlying Company that, in its judgment, is appropriate to make an informed decision regarding an investment in the LIRNs. The selection of an Underlying Stock does not reflect any investment recommendations from us, the agents, or our respective affiliates.

PS-13

An Underlying Company will have no obligations relating to the LIRNs, and none of us, the agents, or our respective affiliates will perform any due diligence procedures with respect to any Underlying Company. An Underlying Company will not have any financial or legal obligation with respect to the LIRNs or the amounts to be paid to you, including any obligation to take our needs or the needs of holders of the LIRNs into consideration for any reason, including when taking any corporate actions that might adversely affect the value of an Underlying Stock or the value of the LIRNs. An Underlying Company will not receive any of the proceeds from any offering of the LIRNs, and will not be responsible for, or participate in, the offering of the LIRNs. No Underlying Company will be responsible for, or participate in, the determination or calculation of the amount payable on the LIRNs.

None of us, the agents, or our respective affiliates will conduct any due diligence inquiry with respect to any Underlying Stock in connection with an offering of the LIRNs. None of us, the agents, or our respective affiliates has made any independent investigation as to the completeness or accuracy of publicly available information regarding any Underlying Stock or any Underlying Company or as to the future performance of any Underlying Stock. Any prospective purchaser of the LIRNs should undertake such independent investigation of any Underlying Stock and any Underlying Company as in its judgment is appropriate to make an informed decision with respect to an investment in the LIRNs.

The Redemption Amount will not be adjusted for all corporate events that could affect an Underlying Company. The Price Multiplier, the Ending Value, the Redemption Amount and other terms of the LIRNs may be adjusted for the specified corporate events affecting an Underlying Stock, as described in the section entitled “Description of the LIRNs—Anti-Dilution Adjustments.” However, these adjustments do not cover all corporate events that could affect the market price of an Underlying Stock, such as offerings of common shares for cash or in connection with certain acquisition transactions. The occurrence of any event that does not require the calculation agent to adjust the applicable Price Multiplier or the amount payable on the LIRNs may adversely affect the Closing Market Price of an Underlying Stock, the Ending Value and the Redemption Amount, and, as a result, the market value of the LIRNs.

Risks Relating to Underlying Stocks That are ADRs

The value of an ADR may not accurately track the value of the common shares of the related Underlying Company. If an Underlying Stock is an ADR, each ADR will represent shares of the relevant Underlying Company. Generally, ADRs are issued under a deposit agreement that sets forth the rights and responsibilities of the depositary, the relevant Underlying Company and the holders of the ADRs. The trading patterns of the ADRs generally will reflect the characteristics and valuations of the underlying common shares; however, the value of the ADRs may not completely track the value of those shares. There are important differences between the rights of holders of ADRs and the rights of holders of the underlying common shares. In addition, trading volume and pricing on the applicable non-U.S. exchange for the underlying common equity securities of ADRs may, but will not necessarily, have similar characteristics as the ADRs. For example, certain factors may increase or decrease the public float of the ADRs and, as a result, the ADRs may have less liquidity or lower market value than the underlying common shares.

Exchange rate movements may adversely impact the value of an Underlying Stock that is an ADR. If an Underlying Stock is an ADR, the market price of that Underlying Stock will generally track the U.S. dollar value of the market price of its underlying common shares. Therefore, if the value of the related foreign currency in which the underlying common shares are traded decreases relative to the U.S. dollar, the market price of that Underlying Stock may decrease while the market price of its underlying common shares remains stable or increases, or does not decrease to the same extent. As a result, changes in, and the volatility of, the exchange rates between the U.S. dollar and the relevant non-U.S. currency could have an adverse impact on the value of that Underlying Stock and consequently, the value of your LIRNs and the amount payable on the LIRNs.

PS-14

Adverse trading conditions in the applicable non-U.S. market may negatively affect the value of an Underlying Stock that is an ADR. Holders of an Underlying Company’s ADRs may usually surrender the ADRs in order to receive and trade the underlying common shares. This provision permits investors in the ADRs to take advantage of price differentials between markets. However, this provision may also cause the market prices of the applicable Underlying Stock to more closely correspond with the values of the common shares in the applicable non-U.S. markets. As a result, a market outside of the United States for the underlying common shares that is not liquid may also result in an illiquid market for the ADRs, which may adversely impact the value of such ADRs and, consequently, the value of your LIRNs.

Delisting of an Underlying Stock that is an ADR may adversely affect the value of the LIRNs. If an Underlying Stock that is an ADR is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act or if the ADR facility between the Underlying Company and the ADR depositary is terminated for any reason, such Underlying Stock will be deemed to be the Underlying Company’s common equity securities rather than the ADRs, and the calculation agent will determine the price of such Underlying Stock by reference to those common shares, as described below under “Description of the LIRNs—Delisting of ADRs or Termination of ADR Facility.” Replacing the original ADRs with the underlying common shares may adversely affect the value of the LIRNs and the Redemption Amount.

Other Risk Factors Relating to an Underlying Stock

The applicable term sheet may set forth additional risk factors as to an Underlying Stock that you should review prior to purchasing the LIRNs.

Tax-related Risks

The U.S. federal tax consequences of an investment in the LIRNs are unclear. There is no direct legal authority regarding the proper U.S. federal income tax treatment of LIRNs that may be offered under this product supplement, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”) with respect to any LIRN. Consequently, significant aspects of the tax treatment of the LIRNs are uncertain, and the IRS or a court might not agree with our intended treatment of them as described in “United States Federal Income Tax Considerations.” If the IRS were successful in asserting an alternative treatment for any LIRNs, the tax consequences (including, for non-U.S. investors, the withholding tax consequences) of ownership and disposition of such LIRNs might be materially and adversely affected.

The LIRNs are intended to be treated by us as prepaid forward contracts that are open transactions for U.S. federal income tax purposes. The U.S. Treasury Department (“Treasury”) and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of prepaid forward contracts and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the LIRNs, possibly with retroactive effect.

PS-15

In October 2015, Treasury and the IRS released notices designating certain “basket options,” “basket contracts” and substantially similar transactions as “reportable transactions.” In July 2024, Treasury and the IRS issued proposed regulations that include rules substantially similar to the notices but that, if finalized, would instead designate all such transactions as “listed transactions” (whereas under the notices only basket options were identified as listed transactions, while other basket contracts were identified as “transactions of interest”). Although the notices are no longer in force, the proposed regulations would, if finalized as drafted, apply retroactively. The notices and proposed regulations apply to specified transactions in which a taxpayer or its “designee” exercises discretion to change the assets underlying a financial instrument. Certain exceptions apply (e.g., in the case of securities treated as “contingent payment debt instruments” or “variable rate debt instruments” for U.S. federal income tax purposes, or if the Market Measure is a Basket that is widely used or tracks a broad market or market segment). If we, a calculation agent or other person were to exercise certain discretion under the terms of, or relating to, an LIRN (for example to change the Market Measures (or in the case of a Basket, the Basket components)) and were treated as a holder’s designee for these purposes, unless an exception applied certain holders of the relevant LIRNs may be required to report certain information to the IRS, as set forth in the applicable Treasury regulations, or be subject to substantial penalties and other adverse consequences. We may also be required to report information regarding the transaction to the IRS. Once the proposed regulations are finalized, reporting may be required even with respect to certain LIRNs issued prior to the date of finalization.

You should review carefully the section of this product supplement entitled “United States Federal Income Tax Considerations” and consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the LIRNs, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

You may be required to recognize taxable income on the LIRNs prior to maturity. If you are a U.S. investor in an LIRN, you may be required to recognize taxable income with respect to the LIRN prior to its maturity, even though you will not receive a corresponding amount of cash. For example, this may be the case if LIRNs were either recharacterized as debt instruments, or treated as significantly modified for U.S. federal income tax purposes. In addition, in certain circumstances some or all of your gain, if any, with respect to certain LIRNs may be treated as ordinary income rather than capital gain. See “United States Federal Income Tax Considerations.”

Non-U.S. investors may be subject to U.S. withholding tax. Section 871(m) of the U.S. Internal Revenue Code of 1986, as amended (“Section 871(m)”) imposes a withholding tax of up to 30% on “dividend equivalents” paid or deemed paid to non-U.S. investors with respect to certain financial instruments linked to equities that could pay U.S.-source dividends for U.S. federal income tax purposes. This withholding regime generally applies to financial instruments that substantially replicate the economic performance of one or more underlying U.S. equities, as determined based on tests set forth in the applicable Treasury regulations. The rules under Section 871(m) are complex. Even if we determine that particular LIRNs are not subject to Section 871(m), the IRS could challenge our determination and assert that withholding is required in respect of those LIRNs. Moreover, the application of Section 871(m) to an LIRN may be affected by a non-U.S. investor’s other transactions. Non-U.S. investors should review the discussion under “United States Federal Income Tax Considerations—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” and consult their tax advisors regarding the possible application of Section 871(m) in their particular circumstances.

PS-16

Furthermore, legislation commonly known as “FATCA” and Treasury regulations thereunder generally impose a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements (that are in addition to, and potentially significantly more onerous than, the requirement to deliver an IRS Form W-8) have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. Withholding under FATCA applies to payments of U.S.-source “fixed or determinable annual or periodical” (FDAP) income. Although the FATCA rules require withholding also on payments of gross proceeds from dispositions of financial instruments that provide for U.S.-source interest or dividends, proposed regulations would eliminate this requirement with respect to gross proceeds, and the preamble to the proposed regulations provides that taxpayers may rely on these proposed regulations pending their finalization. If you are a non-U.S. investor, or a U.S. investor holding LIRNs through a non-U.S. financial intermediary, you should consult your tax advisor regarding the potential application of FATCA to the LIRNs, including the availability of certain refunds or credits.

We, or our agents, including BofAS, will not be required to pay any additional amounts with respect to any withholding taxes.

You are urged to consult with your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the LIRNs.

PS-17

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from each sale of the LIRNs for the purposes described in the accompanying prospectus supplement under “Use of Proceeds.” In addition, we expect that we or our affiliates may use a portion of the net proceeds to hedge our obligations under the LIRNs.

PS-18

DESCRIPTION OF THE LIRNs

General

Each issue of the LIRNs will be part of a series of medium-term LIRNs entitled “Senior Medium-Term Notes, Series K” that will be issued under the senior indenture, as amended and supplemented from time to time. The senior indenture is described more fully in the prospectus and prospectus supplement. The following description of the LIRNs supplements and, to the extent it is inconsistent with, supersedes the description of the general terms and provisions of the LIRNs and debt securities set forth under the headings “Description of the Notes We May Offer” in the prospectus supplement and “Description of Debt Securities” in the prospectus. These documents should be read in connection with the applicable term sheet.

The maturity date of the LIRNs and the aggregate principal amount of each issue of the LIRNs will be stated in the applicable term sheet. If the scheduled maturity date is not a business day, we will make the required payment on the next business day, and no interest will accrue as a result of such delay.

We will not pay interest on the LIRNs. The LIRNs do not guarantee the return of principal at maturity. The LIRNs will be payable only in U.S. dollars.

Unless the LIRNs are subject to an automatic call, as described below under “—Automatic Call”, and are automatically called prior to the maturity date, LIRNs will mature on the date set forth in the applicable term sheet. Prior to the maturity date, the LIRNs are not redeemable by us at our option, except under the limited circumstances as set forth in the section “—Anti-Dilution Adjustments—Reorganization Events,” or repayable at the option of any holder. The LIRNs are not subject to any sinking fund. The LIRNs are not subject to the defeasance provisions described in the prospectus under the caption “Description of Debt Securities—Defeasance.”

We will issue the LIRNs in denominations of whole units. Unless otherwise set forth in the applicable term sheet, each unit will have a principal amount of $10. The CUSIP number for each issue of the LIRNs will be set forth in the applicable term sheet. You may transfer the LIRNs only in whole units.

Payment at Maturity

Unless the LIRNs are subject to an automatic call, as described below under “—Automatic Call”, and are automatically called prior to the maturity date, at maturity, subject to our credit risk as issuer of the LIRNs, you will receive a Redemption Amount, denominated in U.S. dollars. Unless otherwise specified in the applicable term sheet, the “Redemption Amount” will be calculated as follows:

•	If the Ending Value is greater than the Starting Value, then the Redemption Amount will equal:

If your LIRNs are Capped LIRNs, the Redemption Amount will not exceed the “Capped Value” set forth in the applicable term sheet.

PS-19

•	If the Ending Value is equal to or less than the Starting Value, but is equal to or greater than the Threshold Value, then, the Redemption Amount will equal the principal amount.
•	If the Ending Value is less than the Threshold Value, then the Redemption Amount will equal:

The Redemption Amount will not be less than zero.

The “Threshold Value” will be a value of the Market Measure that equals a specified percentage of the Starting Value, which will be less than or equal to 100%. The Threshold Value will be determined on the applicable pricing date and set forth in the applicable term sheet. If the Threshold Value is equal to 100% of the Starting Value, then the Redemption Amount for the LIRNs will be less than the principal amount if there is any decrease in the value of the Market Measure from the Starting Value to the Ending Value, and you may lose all of your investment in the LIRNs.

Your participation in any upside performance of the Market Measure underlying your LIRNs will also be impacted by the Participation Rate. The “Participation Rate” may be equal to or greater than 100%. If the applicable term sheet specifies that the Participation Rate is 100%, your participation in any upside performance of the Market Measure will not be leveraged.

Each applicable term sheet will provide examples of Redemption Amounts based on a range of hypothetical Ending Values.

The applicable term sheet will set forth information as to the applicable Market Measure, including information as to the historical prices of the Underlying Stock or Underlying Stocks. However, historical prices of an Underlying Stock are not indicative of its future performance or the performance of your LIRNs.

An investment in the LIRNs does not entitle you to any ownership interest in or any other rights with respect to the Underlying Stock, including any voting rights, dividends paid or other distributions made by any Underlying Company.

Automatic Call

If specified in the applicable term sheet, the LIRNs may be subject to an automatic call prior to maturity. In that case, the LIRNs will be automatically called, in whole but not in part, for an amount equal to the applicable Call Amount if, on any Observation Date, the Observation Level of the Market Measure is greater than or equal to the Call Level.

Unless otherwise specified in the applicable term sheet, the “Observation Level” will equal the product of the Closing Market Price of the Underlying Stock on the applicable Observation Date and its Price Multiplier (as defined in “—The Starting Value and the Ending Value” below) on that day.

If the Market Measure consists of a Basket, the Observation Level of the Basket will be determined as described in “—Basket Market Measures—Observation Level or Ending Value of the Basket.”

PS-20

The “Call Level” will be a value of the Market Measure that equals a specified percentage of the Starting Value. The Call Level will be determined on the pricing date and set forth in the applicable term sheet.

The “Observation Dates” will be scheduled trading days (as defined in “—The Starting Value and the Ending Value—Ending Value”) and will be set forth in the applicable term sheet, subject to postponement in the event that a Market Disruption Event (as defined in “—Market Disruption Events”) or non-trading day occurs. The final Observation Date will be scheduled to occur prior to the calculation day.

If the LIRNs are automatically called, for each unit of the LIRNs that you own, we will pay you the Call Amount applicable to the related Observation Date on the relevant Call Settlement Date. No further amounts will be payable after an automatic call.

The applicable “Call Amount” will be equal to the principal amount per unit plus the Call Premium related to the applicable Observation Date. Each “Call Premium” will be a percentage of the principal amount. The Call Amounts and Call Premiums will be specified in the applicable term sheet.

Each “Call Settlement Date” will occur on approximately the fifth business day after the applicable Observation Date, subject to postponement as described below. If the applicable Call Settlement Date is not a business day (as defined in the accompanying prospectus supplement), we will make the required payment on the next business day, and no interest will accrue as a result of such delay.

If a scheduled Observation Date is determined by the calculation agent not to be a trading day by reason of an extraordinary event, occurrence, declaration, or otherwise, or if there is a Market Disruption Event on that day, the applicable Observation Date will be the immediately succeeding trading day during which no Market Disruption Event occurs or is continuing; provided that the Observation Level will not be determined on a date later than the fifth scheduled trading day after the scheduled Observation Date, and if that fifth day is not a trading day, or if there is a Market Disruption Event on that date, the calculation agent will determine (or, if not determinable, estimate) the Observation Level on that fifth scheduled trading day.

If, due to a Market Disruption Event or otherwise, a scheduled Observation Date is postponed, the relevant Call Settlement Date will be postponed to approximately the fifth business day following the Observation Date as postponed, unless otherwise specified in the applicable term sheet.

The Starting Value and the Ending Value

Starting Value

Unless otherwise specified in the applicable term sheet, the “Starting Value” will be the price of the Underlying Stock on the pricing date, determined as set forth in the applicable term sheet.

If the Market Measure consists of a Basket, the Starting Value will be equal to 100. See “―Basket Market Measures.”

PS-21

Ending Value

Unless otherwise specified in the applicable term sheet, the “Ending Value” will equal the Closing Market Price of the Underlying Stock on the calculation day times its Price Multiplier on that day.

If the Market Measure consists of a Basket, the Ending Value of the Basket will be determined as described in “—Basket Market Measures.”

The “calculation day” means a trading day shortly before the maturity date. The calculation day will be set forth in the applicable term sheet.

A “trading day” means a day on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange (the “NYSE”), The Nasdaq Stock Market, the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States, or any successor exchange or market, or in the case of a security traded on one or more non-U.S. securities exchanges or markets, on the principal non-U.S. securities exchange or market for such security.

The “Closing Market Price” for one share of any Underlying Stock (or one unit of any other security for which a Closing Market Price must be determined) on any trading day means any of the following:

•	if the Underlying Stock (or such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way (or, in the case of The Nasdaq Stock Market, the official closing price), of the principal trading session on that day on the principal U.S. securities exchange registered under the Exchange Act on which the Underlying Stock (or such other security) is listed or admitted to trading;

•	if the Underlying Stock (or such other security) is not listed or admitted to trading on any national securities exchange but is included in any other U.S. national market system, the last reported sale price, regular way, of the principal trading session on that day on the U.S. national market system that is the primary market for the trading of that Underlying Stock (or such other security);

•	if the Underlying Stock (or such other security) is issued by a foreign issuer and its closing price cannot be determined as set forth in the two bullet points above, and the Underlying Stock (or such other security) is listed or admitted to trading on a non-U.S. securities exchange or market, the last reported sale price, regular way, of the principal trading session on that day on the primary non-U.S. securities exchange or market on which the Underlying Stock (or such other security) is listed or admitted to trading (converted to U.S. dollars using such exchange rate as the calculation agent, in its sole discretion, determines to be commercially reasonable); or

•	if the Closing Market Price cannot be determined as set forth in the prior bullets, the mean, as determined by the calculation agent, of the bid prices for the Underlying Stock (or such other security) obtained from as many dealers in that security (which may include us, BofAS and/or any of our respective affiliates), but not exceeding three, as will make the bid prices available to the calculation agent. If no such bid price can be obtained, the Closing Market Price will be determined (or, if not determinable, estimated) by the calculation agent in its sole discretion in a commercially reasonable manner.

PS-22

If the scheduled calculation day is not a trading day or if there is a Market Disruption Event on the scheduled calculation day with respect to an Underlying Stock, the calculation day will be the immediately succeeding trading day during which no Market Disruption Event occurs or is continuing; provided that the Closing Market Price of that Underlying Stock will be determined (or, if not determinable, estimated) by the calculation agent in a manner which the calculation agent considers commercially reasonable on a date no later than the second scheduled trading day prior to the maturity date, regardless of the occurrence of a Market Disruption Event or non-trading day on that day.

The initial “Price Multiplier” for an Underlying Stock will be 1, unless otherwise set forth in the applicable term sheet. The Price Multiplier for each Underlying Stock will be subject to adjustment for certain corporate events relating to that Underlying Stock described below under “—Anti-Dilution Adjustments.”

Market Disruption Events

As to any Underlying Stock (or any “successor Underlying Stock”, which is the common equity securities or the ADRs of a Successor Entity (as defined below)), a “Market Disruption Event” means one or more of the following events, as determined by the calculation agent in its sole discretion:

(A)	the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, of the shares of the Underlying Stock (or the successor Underlying Stock) on the primary exchange where such shares trade, as determined by the calculation agent (without taking into account any extended or after-hours trading session);

(B)	the suspension of or material limitation on trading, in each case, for more than two consecutive hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to the shares of the Underlying Stock (or the successor Underlying Stock) as determined by the calculation agent (without taking into account any extended or after-hours trading session), in options contracts or futures contracts related to the shares of the Underlying Stock (or the successor Underlying Stock); or

(C)	the determination that the scheduled calculation day is not a trading day by reason of an extraordinary event, occurrence, declaration, or otherwise.

For the purpose of determining whether a Market Disruption Event as to any Underlying Stock has occurred:

(1)	a limitation on the hours in a trading day and/or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the shares of the Underlying Stock (or the successor Underlying Stock) or the relevant futures or options contracts relating to such shares will not constitute a Market Disruption Event;

(3)	a suspension in trading in a futures or options contract on the shares of the Underlying Stock (or the successor Underlying Stock), by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts, or (c) a disparity in bid and ask quotes relating to those contracts, will each constitute a suspension of or material limitation on trading in futures or options contracts relating to the Underlying Stock;

(4)	subject to paragraph (3) above, a suspension of or material limitation on trading on the relevant exchange will not include any time when that exchange is closed for trading under ordinary circumstances; and

PS-23

(5)	for the purpose of clause (A) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self-regulatory organization or the SEC of similar scope as determined by the calculation agent, will be considered “material.”

PS-24

Anti-Dilution Adjustments

As to any Underlying Stock (or successor Underlying Stock), the calculation agent, in its sole discretion, may adjust the Price Multiplier (and as a result, the Observation Levels, if applicable, and the Ending Value), and any other terms of the LIRNs (such as the Starting Value), if an event described below occurs after the pricing date and on or before the calculation day and if the calculation agent determines that such an event has a dilutive or concentrative effect on the theoretical value of the shares of the applicable Underlying Stock (or successor Underlying Stock).

The Price Multiplier for an Underlying Stock resulting from any of the adjustments specified below will be rounded to the eighth decimal place with five one-billionths being rounded upward. No adjustments to the Price Multiplier will be required unless the adjustment would require a change of at least 0.1% in the Price Multiplier then in effect. Any adjustment that would require a change of less than 0.1% in the Price Multiplier which is not applied at the time of the event may be reflected at the time of any subsequent adjustment that would require a change of the Price Multiplier. The required adjustments specified below do not cover all events that could affect an Underlying Stock.

No adjustments to the Price Multiplier for any Underlying Stock or any other terms of the LIRNs will be required other than those specified below. However, the calculation agent may, at its sole discretion, make additional adjustments or adjustments that differ from those described herein to the Price Multiplier or any other terms of the LIRNs to reflect changes to an Underlying Stock if the calculation agent determines in good faith and a commercially reasonable manner that the adjustment is appropriate to ensure an equitable result.

The calculation agent will be solely responsible for the determination of any adjustments to the Price Multiplier for an Underlying Stock or any other terms of the LIRNs and of any related determinations with respect to any distributions of stock, other securities or other property or assets, including cash, in connection with any corporate event described below; its determinations and calculations will be conclusive absent a determination of a manifest error.

No adjustments are required to be made for certain other events, such as offerings of common equity securities by any Underlying Company for cash or in connection with the occurrence of a partial tender or exchange offer for any Underlying Stock by the Underlying Company.

Following an event that results in an adjustment to the Price Multiplier for any Underlying Stock or any of the other terms of the LIRNs, the calculation agent may (but is not required to) provide holders of the LIRNs with information about that adjustment as it deems appropriate, depending on the nature of the adjustment. Upon written request by any holder of the LIRNs, the calculation agent will provide that holder with information about such adjustment.

Anti-Dilution Adjustments to Underlying Stocks that Are Common Equity

The calculation agent, in its sole discretion and as it deems reasonable, may adjust the Price Multiplier for any Underlying Stock (and, as a result, any Observation Level, if applicable, and the Ending Value) and other terms of the LIRNs, as a result of certain events related to an Underlying Stock, which include, but are not limited to, the following:

PS-25

Stock Splits and Reverse Stock Splits. If an Underlying Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Price Multiplier for that Underlying Stock will be adjusted such that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•	the number of shares that a holder of one share of that Underlying Stock before the effective date of the stock split or reverse stock split would have owned immediately following the applicable effective date.

For example, a two-for-one stock split would ordinarily change a Price Multiplier of one into a Price Multiplier of two. In contrast, a one-for-two reverse stock split would ordinarily change a Price Multiplier of one into a Price Multiplier of one-half.

Stock Dividends. If an Underlying Stock is subject to (i) a stock dividend (i.e., an issuance of additional shares of Underlying Stock) that is given ratably to all holders of the Underlying Stock or (ii) a distribution of additional shares of the Underlying Stock as a result of the triggering of any provision of the organizational documents of the Underlying Company, then, once the dividend or distribution of additional shares has become effective and the Underlying Stock is trading ex-dividend, the Price Multiplier for that Underlying Stock will be adjusted on the ex-dividend date such that the new Price Multiplier will equal the prior Price Multiplier plus the product of:

•	the prior Price Multiplier; and

•	the number of additional shares issued in the stock dividend with respect to one share of the Underlying Stock;

provided that no adjustment will be made for a stock dividend or distribution for which the number of shares of the Underlying Stock paid or distributed is based on a fixed cash equivalent value, unless such distribution is an Extraordinary Dividend (as defined below).

For example, a stock dividend of one new share for each share held would ordinarily change a Price Multiplier of one into a Price Multiplier of two.

Extraordinary Dividends. There will be no adjustments to the Price Multiplier of an Underlying Stock to reflect any cash dividends or cash distributions paid with respect to that Underlying Stock other than Extraordinary Dividends, as described below, and distributions described under the section entitled “—Reorganization Events” below.

An “Extraordinary Dividend” means, with respect to a cash dividend or other distribution with respect to an Underlying Stock, a dividend or other distribution that the calculation agent determines, in its sole discretion, is not declared or otherwise made according to the relevant Underlying Company’s then existing policy or practice of paying such dividends on a quarterly or other regular basis. If an Extraordinary Dividend occurs, the Price Multiplier for that Underlying Stock will be adjusted on the ex-dividend date so that the new Price Multiplier will equal the product of:

•	the prior Price Multiplier; and

•	a fraction, the numerator of which is the Closing Market Price per share of the Underlying Stock on the trading day preceding the ex-dividend date and the denominator of which is the amount by which the Closing Market Price per share of the Underlying Stock on that preceding trading day exceeds the Extraordinary Dividend Amount.

PS-26

The “Extraordinary Dividend Amount” with respect to an Extraordinary Dividend will equal:

•	in the case of cash dividends or other distributions that are paid as regular dividends, the amount per share of the applicable Underlying Stock of that Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary Dividend for that share; or

•	in the case of cash dividends or other distributions that are not paid as regular dividends, the amount per share of the applicable Underlying Stock of that Extraordinary Dividend.

To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent, whose determination will be conclusive. A distribution on the applicable Underlying Stock described in the section “—Issuance of Transferable Rights or Warrants” or clause (a), (d) or (e) of the section entitled “—Reorganization Events” below that also constitutes an Extraordinary Dividend will only cause an adjustment under those respective sections.

Issuance of Transferable Rights or Warrants. If an Underlying Company issues transferable rights or warrants to all holders of record of the applicable Underlying Stock to subscribe for or purchase such Underlying Stock, including new or existing rights to purchase such Underlying Stock under a shareholder rights plan or arrangement, then the Price Multiplier will be adjusted on the trading day immediately following the issuance of those transferable rights or warrants so that the new Price Multiplier will equal the prior Price Multiplier plus the product of:

•	the prior Price Multiplier; and

•	the number of shares of such Underlying Stock that can be purchased with the cash value of those warrants or rights distributed on one share of such Underlying Stock.

The number of shares that can be purchased will be based on the Closing Market Price of the applicable Underlying Stock on the date the new Price Multiplier is determined. The cash value of those warrants or rights, if the warrants or rights are traded on a registered national securities exchange, will equal the closing price of that warrant or right. If the warrants or rights are not traded on a registered national securities exchange, the cash value will be determined by the calculation agent and will equal the average of the bid prices obtained from three dealers at 3:00 p.m., New York time on the date the new Price Multiplier is determined, provided that if only two of those bid prices are available, then the cash value of those warrants or rights will equal the average of those bids and if only one of those bids is available, then the cash value of those warrants or rights will equal that bid.

Reorganization Events

If after the pricing date and on or prior to the calculation day, as to any Underlying Stock:

a)	there occurs any reclassification or change of the Underlying Stock, including, without limitation, as a result of the issuance of tracking stock by the Underlying Company;

b)	the Underlying Company, or any surviving entity or subsequent surviving entity of the Underlying Company (a “Successor Entity”), has been subject to a merger, combination, or consolidation and is not the surviving entity;

PS-27

c)	any statutory exchange of securities of the Underlying Company or any Successor Entity with another corporation occurs, other than under clause (b) above;

d)	the Underlying Company is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency, or other similar law;

e)	the Underlying Company issues to all of its shareholders securities of an issuer other than the Underlying Company, including equity securities of an affiliate of the Underlying Company, other than in a transaction described in clauses (b), (c), or (d) above;

f)	a tender or exchange offer or going-private transaction is consummated for all the outstanding shares of the Underlying Company;

g)	there occurs any reclassification or change of the Underlying Stock that results in a transfer or an irrevocable commitment to transfer all such outstanding shares of the Underlying Stock to another entity or person;

h)	the Underlying Company or any Successor Entity is the surviving entity of a merger, combination, or consolidation, that results in the outstanding Underlying Stock (other than Underlying Stock owned or controlled by the other party to such transaction) immediately prior to such event collectively representing less than 50% of the outstanding Underlying Stock immediately following such event; or

i)	the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Exchange Act (an event in clauses (a) through (i), a “Reorganization Event”), then, on or after the date of the occurrence of a Reorganization Event, the calculation agent shall, in its sole discretion, make an adjustment to the Price Multiplier for that Underlying Stock or to the method of determining the payment on the LIRNs or any other terms of the LIRNs as the calculation agent, in its sole discretion, determines appropriate to account for the economic effect on the LIRNs of that Reorganization Event (including adjustments to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Underlying Stock or to the LIRNs), which may, but need not, be determined by reference to the adjustment(s) made in respect of such Reorganization Event by an options exchange to options on the relevant Underlying Stock traded on that options exchange and determine the effective date of that adjustment. If the calculation agent determines that no adjustment that it could make will produce a commercially reasonable result, then the calculation agent may cause the maturity date of the LIRNs to be accelerated to the fifth business day following the date of that determination and the Redemption Amount payable on the LIRNs will be calculated as though the date of acceleration were the stated maturity date of the LIRNs and as though the calculation day were the fifth trading day prior to the date of acceleration.

If the Underlying Company ceases to file the financial and other information with the SEC in accordance with Section 13(a) of the Exchange Act, as contemplated by clause (i) above, and the calculation agent determines in its sole discretion that sufficiently similar information is not otherwise available to you, then the calculation agent may cause the maturity date of the LIRNs to be accelerated to the fifth business day following the date of that determination and the Redemption Amount payable on the LIRNs will be calculated as though the date of acceleration were the stated maturity date of the LIRNs, and as though the calculation day were the fifth trading day prior to the date of acceleration. If the calculation agent determines that sufficiently similar information is available to you, the Reorganization Event will be deemed to have not occurred.

PS-28

If the LIRNs are subject to an automatic call and, if on or prior to the final Observation Date, the LIRNs are accelerated pursuant to the two paragraphs above, the amount payable to you will be determined as described in “—Automatic Call” as if the next scheduled Observation Date were the fifth Market Measure Business Days prior to the date of acceleration, provided that the applicable Observation Level as of that date is greater than or equal to the Call Level. In such case, the calculation agent shall pro-rate the applicable Call Premium and Call Amount according to the period of time elapsed between the settlement date of the LIRNs and the date of acceleration. For the avoidance of doubt, if the Observation Level of the Market Measure as of that date is less than the Call Level, the payment on the LIRNs will be calculated as set forth in the prior paragraphs.

Alternative Anti-Dilution and Reorganization Adjustments

The calculation agent may elect at its discretion not to make any of the adjustments to the Price Multiplier for any Underlying Stock or to any other terms of the LIRNs, including the method of determining the payment on the LIRNs, described in this section, but may instead make adjustments, in its discretion, to the Price Multiplier for any Underlying Stock or any other terms of the LIRNs (such as the Starting Value) that will reflect the adjustments to the extent practicable made by the Options Clearing Corporation on options contracts on an Underlying Stock or any successor common stock. For example, if an Underlying Stock is subject to a two-for-one stock split, and the Options Clearing Corporation adjusts the strike prices of the options contract on that Underlying Stock by dividing the strike price by two, then the calculation agent may also elect to divide the Starting Value by two. In this case, the Price Multiplier will remain one. This adjustment would have the same economic effect on holders of the LIRNs as if the Price Multiplier had been adjusted.

Anti-Dilution Adjustments to Underlying Stocks that Are ADRs

For purposes of the anti-dilution adjustments set forth above, if an Underlying Stock is an ADR (an “Underlying ADR”), the calculation agent will consider the effect of any of the relevant events on the Underlying ADR, and adjustments will be made as if the Underlying ADR was the Underlying Stock described above. For example, if the stock represented by the Underlying ADR is subject to a two-for-one stock split, and assuming an initial Price Multiplier of 1, the Price Multiplier for the Underlying ADR would be adjusted so that it equals two. Unless otherwise specified in the applicable term sheet, with respect to the LIRNs linked to an Underlying ADR (or an Underlying Stock issued by a non-U.S. Underlying Company), the term “dividend” means the dividends paid to holders of the Underlying ADR (or the Underlying Stock issued by the non-U.S. Underlying Company), and such dividends may reflect the netting of any applicable foreign withholding or similar taxes that may be due on dividends paid to a U.S. person.

The calculation agent may determine not to make an adjustment if:

(A)	holders of the Underlying ADR are not eligible to participate in any of the events that would otherwise require anti-dilution adjustments as set forth above if the LIRNs had been linked directly to the common shares of the Underlying Company represented by the Underlying ADR; or

(B)	to the extent that the calculation agent determines that the Underlying Company or the depositary for the ADRs has adjusted the number of common shares of the Underlying Company represented by each share of the Underlying ADR, so that the market price of the Underlying ADR would not be affected by the corporate event.

PS-29

If the Underlying Company or the depositary for the ADRs, in the absence of any of the events described above, elects to adjust the number of common shares of the Underlying Company represented by each share of the Underlying ADR, then the calculation agent may make the appropriate anti-dilution adjustments to reflect such change. The depositary for the ADRs may also make adjustments in respect of the ADRs for share distributions, rights distributions, cash distributions and distributions other than shares, rights, and cash. Upon any such adjustment by the depositary, the calculation agent may adjust the Price Multiplier or other terms of the LIRNs as the calculation agent determines commercially reasonable to account for that event.

Delisting of ADRs or Termination of ADR Facility

If an Underlying ADR is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act, or if the ADR facility between the Underlying Company and the ADR depositary is terminated for any reason, then, on and after the date that the Underlying ADR is no longer so listed or admitted to trading or the date of such termination, as applicable (the “termination date”), the applicable Underlying Stock will be deemed to be the Underlying Company’s common equity securities rather than the Underlying ADR. The calculation agent will determine the price of the Underlying Stock by reference to those common shares. Under such circumstances, the calculation agent may modify any terms of the LIRNs as it deems necessary, in its sole discretion, to ensure an equitable result. On and after the termination date, for all purposes, the Closing Market Price of the Underlying Company’s common shares on their primary exchange will be converted to U.S. dollars using such exchange rate as the calculation agent, in its sole discretion, determines to be commercially reasonable.

Underlying Stock

Any information regarding any Underlying Stock or any Underlying Company will be derived from publicly available documents. Any Underlying Stock will be registered under the Exchange Act. Information provided to or filed with the SEC by any Underlying Company can be located at the SEC’s facilities or through the SEC’s website, www.sec.gov. None of us, the agents, or our respective affiliates will have independently verified the accuracy or completeness of any of the information or reports of an Underlying Company.

The selection of an Underlying Stock is not a recommendation to buy or sell that Underlying Stock. None of us, the agents or any of our respective subsidiaries or affiliates makes any representation to any purchaser of the LIRNs as to the performance of any Underlying Stock.

Basket Market Measures

If the Market Measure to which your LIRNs are linked is a Basket, the Basket Stocks will be set forth in the applicable term sheet. We will assign each Basket Stock a weighting (the “Initial Component Weight”) so that each Basket Stock represents a percentage of the Starting Value of the Basket on the pricing date. The Basket Stocks may or may not have equal Initial Component Weights, as set forth in the applicable term sheet.

Determination of the Component Ratio for Each Basket Stock

The “Starting Value” of the Basket will be equal to 100. We will set a fixed factor (the “Component Ratio”) for each Basket Stock on the pricing date, based upon the weighting of that Basket Stock. The Component Ratio for each Basket Stock will equal:

•	the Initial Component Weight (expressed as a percentage) for that Basket Stock, multiplied by 100; divided by

PS-30

•	the Closing Market Price of that Basket Stock on the pricing date.

Each Component Ratio will be rounded to eight decimal places.

The Component Ratios will be calculated in this way so that the Starting Value of the Basket will equal 100 on the pricing date. The Component Ratios will not be revised subsequent to their determination on the pricing date, except that the calculation agent may in its good faith judgment adjust the Component Ratio of any Basket Stock in the event that Basket Stock is materially changed or modified in a manner that does not, in the opinion of the calculation agent, fairly represent the value of that Basket Stock had those material changes or modifications not been made.

The following table is for illustration purposes only, and does not reflect the actual composition, Initial Component Weights, or Component Ratios, which will be set forth in the applicable term sheet.

Example: The hypothetical Basket Stocks are Stock ABC, Stock XYZ, and Stock RST, with their Initial Component Weights being 50.00%, 25.00% and 25.00%, respectively, on a hypothetical pricing date:

Basket Stock	Initial Component Weight	Hypothetical Closing Market Price(1)	Hypothetical Component Ratio(2)	Initial Basket Value Contribution

Stock ABC	50.00%	50.00	1.00000000	50.00

Stock XYZ	25.00%	24.00	1.04166667	25.00

Stock RST	25.00%	10.00	2.50000000	25.00

Starting Value				100.00

(1)	This column sets forth the hypothetical Closing Market Price of each Basket Stock on the hypothetical pricing date.

(2)	The hypothetical Component Ratio for each Basket Stock equals its Initial Component Weight (expressed as a percentage) multiplied by 100, and then divided by the hypothetical Closing Market Price of that Basket Stock on the hypothetical pricing date, with the result rounded to eight decimal places.

Observation Level or Ending Value of the Basket

The “Observation Level” of the Basket, if applicable, will be the value of the Basket on the relevant Observation Date.

The “Ending Value” of the Basket will be the value of the Basket on the calculation day.

The calculation agent will calculate the value of the Basket for an Observation Date or the calculation day by summing the products of the Closing Market Price of each Basket Stock on the relevant Observation Date or the calculation day (multiplied by its Price Multiplier on that day) and the Component Ratio for that Basket Stock. The value of the Basket will vary based on the increase or decrease in the price of each Basket Stock. Any increase in the price of a Basket Stock (assuming no change in the price of the other Basket Stock or Basket Stocks) will result in an increase in the value of the Basket. Conversely, any decrease in the price of a Basket Stock (assuming no change in the price of the other Basket Stock or Basket Stocks) will result in a decrease in the value of the Basket.

PS-31

Unless otherwise specified in the applicable term sheet, if, for any Basket Stock (an “Affected Basket Stock”), the calculation agent determines that (i) a Market Disruption Event occurs on the scheduled calculation day or any scheduled Observation Date or (ii) the Calculation Agent determines that, by reason of an extraordinary event, occurrence, declaration or otherwise, the scheduled calculation day or any scheduled Observation Date is not a trading day for any Basket Stock (in either case, a “non-calculation day”), the calculation agent will determine the Closing Market Prices of the Basket Stocks for that non-calculation day, and as a result, the Ending Value or the relevant Observation Level, if applicable, as follows:

•	The Closing Market Price of each Basket Stock that is not an Affected Basket Stock will be its Closing Market Price on that non-calculation day.

•	The Closing Market Price of each Basket Stock that is an Affected Basket Stock for the applicable non-calculation day will be determined in the same manner as described above in the second to last paragraph of “—Automatic Call” (if determining an Observation Level) or as described in the second to last paragraph of subsection “—The Starting Value and the Ending Value—Ending Value,” provided that references to “Underlying Stock” will be deemed to be references to “Basket Stock” and references to “Observation Level” will be deemed to be references to “Closing Market Price.”

For purposes of determining whether a Market Disruption Event has occurred as to any Basket Stock, “Market Disruption Event” will have the meaning stated above in“—Market Disruption Events.”

Role of the Calculation Agent

The calculation agent has the sole discretion to make all determinations regarding the LIRNs as described in this product supplement, including determinations regarding the Starting Value, the Threshold Value, the Ending Value, the Market Measure, the Price Multiplier, the Closing Market Price, the Redemption Amount, any Market Disruption Events, any anti-dilution adjustments, a successor Underlying Stock, business days, trading days, non-calculation days and, if applicable, the Call Level, the Observation Level of the Market Measure on each Observation Date, and whether the LIRNs will be automatically called. Absent manifest error, all determinations of the calculation agent will be conclusive for all purposes and final and binding on you and us, without any liability on the part of the calculation agent.

We or one of our affiliates may act as the calculation agent, or we may appoint BofAS or one of its affiliates as the calculation agent for each issue of the LIRNs. Alternatively, we (or one of our affiliates) and BofAS (or one of its affiliates) may act as joint calculation agents for the LIRNs. When we refer to a “calculation agent” in this product supplement or in any term sheet, we are referring to the applicable calculation agent or joint calculation agents, as the case may be. However, we may change the calculation agent at any time without notifying you. The identity of the calculation agent will be set forth in the applicable term sheet.

Same-Day Settlement and Payment

The LIRNs will be delivered in book-entry form only through The Depository Trust Company against payment by purchasers of the LIRNs in immediately available funds. We will pay any amount payable on the LIRNs in immediately available funds so long as the LIRNs are maintained in book-entry form.

PS-32

Events of Default and Acceleration

Events of default are defined in the senior indenture. Subject to the below paragraph, if such event occurs and is continuing, unless otherwise stated in the applicable term sheet, the amount payable to a holder of the LIRNs upon any acceleration permitted under the senior indenture will be equal to the Redemption Amount described under the caption “—Payment at Maturity,” determined as if the date of acceleration were the maturity date of the LIRNs and as if the calculation day were the fifth trading day prior to the date of acceleration.

If the LIRNs are subject to an automatic call and an event of default occurs on or prior to the final Observation Date on which the LIRNs may be subject to an automatic call, then the payment on the LIRNs will be determined as described in “—Automatic Call” as if the next scheduled Observation Date were the fifth trading day prior to the date of acceleration, provided that the applicable Observation Level as of that date is greater than or equal to the Call Level. In such case, the calculation agent shall pro-rate the applicable Call Premium and Call Amount according to the period of time elapsed between the settlement date of the LIRNs and the date of acceleration. For the avoidance of doubt, if the Observation Level of the Market Measure as of that date is less than the Call Level, the payment on the LIRNs will be calculated as set forth in the prior paragraph.

If a bankruptcy proceeding is commenced in respect of us, your claim may be limited under applicable bankruptcy law. In case of a default in payment of the LIRNs, whether at their maturity or upon acceleration, they will not bear a default interest rate. For additional discussion of these matters, please see the discussion in the prospectus under the headings “Description of Debt Securities—Modification and Waiver of the Debt Securities” beginning on page 34 and “—Events of Default” beginning on page 40.

Listing

Unless otherwise specified in the applicable term sheet, the LIRNs will not be listed on a securities exchange or quotation system.

PS-33

SUPPLEMENTAL PLAN OF DISTRIBUTION

BofAS and one or more of its affiliates may act as our agents for any offering of the LIRNs. The agents may act on either a principal basis or an agency basis, as set forth in the applicable term sheet. Each agent will be a party to the distribution agreement described in the “Plan of Distribution (Conflicts of Interest)” on page 74 of the accompanying prospectus and “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-51 of the accompanying prospectus supplement.

Each agent will receive an underwriting discount that is a percentage of the aggregate principal amount of the LIRNs sold through its efforts, which will be set forth in the applicable term sheet. You must have an account with the applicable agent in order to purchase the LIRNs.

None of the agents is acting as your fiduciary or advisor solely as a result of the making of any offering of the LIRNs, and you should not rely upon this product supplement, the applicable term sheet, or the accompanying prospectus or prospectus supplement as investment advice or a recommendation to purchase any LIRNs. You should make your own investment decision regarding the LIRNs after consulting with your legal, tax, and other advisors.

BofAS and its affiliates may use this product supplement, the prospectus supplement, and the prospectus, together with the applicable term sheet, in market-making transactions for any LIRNs after their initial sale solely for the purpose of providing investors with the description of the terms of the LIRNs that were made available to investors in connection with the initial distribution of the LIRNs. Secondary market investors should not, and will not be authorized to, rely on these documents for information regarding Bank of Montreal or for any purpose other than that described in the immediately preceding sentence.

PS-34

SUPPLEMENTAL TAX CONSIDERATIONS

The following is a general description of certain tax considerations relating to the LIRNs. It does not purport to be a complete analysis of all tax considerations relating to the LIRNs. Prospective purchasers of the LIRNs should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the United States of acquiring, holding and disposing of the LIRNs and receiving payments of principal and/or other amounts under the LIRNs. This summary is based upon the law as in effect on the date of this product supplement and is subject to any change in law that may take effect after such date.

CANADIAN FEDERAL INCOME TAX SUMMARY

In the opinion of Torys LLP, our Canadian federal income tax counsel, the following summary describes the principal Canadian federal income tax considerations generally applicable to a purchaser who acquires from us as the beneficial owner the LIRNs offered by this document, and who, at all relevant times, for purposes of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Tax Act”), (1) is not, and is not deemed to be, resident in Canada; (2) deals at arm’s length with us and with any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of LIRNs, (3) is not affiliated with us, (4) does not receive any payment of interest on an LIRN in respect of a debt or other obligation to pay an amount to a person with whom we do not deal at arm’s length, (5) does not use or hold securities in a business carried on in Canada and (6) is not a “specified shareholder” of ours as defined in the Tax Act for this purpose or a non-resident person not dealing at arm’s length with such “specified shareholder” (a “Holder”). Special rules, which are not discussed in this summary, may apply to a non-Canadian holder that is an insurer that carries on an insurance business in Canada and elsewhere.

 This summary does not address the possible application of the “hybrid mismatch arrangement” rules in the Tax Act (the “Hybrid Mismatch Rules”) to a Holder (i) that disposes of an LIRN to a person or entity with which it does not deal at arm’s length or to an entity that is a “specified entity” with respect to the Holder or in respect of which the Holder is a “specified entity,” (ii) that disposes of an LIRN under, or in connection with, a “structured arrangement”, or (iii) in respect of which we are a “specified entity” (as such terms are defined in subsection 18.4(1) of the Tax Act). Such Holders should consult their own tax advisors.

 This summary supersedes and replaces in its entirety the section of the prospectus entitled “Canadian Taxation.”

 This summary is based on the current provisions of the Tax Act and on counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date of this document other than the proposed amendments to the Hybrid Mismatch Rules released for consultation on January 29, 2026 (the “Proposed Amendments”), and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

PS-35

 Canadian federal income tax considerations applicable to the LIRNs may be described more particularly when such LIRNs are offered (and then only to the extent material) in a pricing supplement related thereto if they are not addressed by the comments following and, in that event, the following will be superseded thereby to the extent indicated in that pricing supplement. These Canadian federal income tax considerations may also be supplemented, amended and/or replaced in a pricing supplement.

 This summary is of a general nature only and is not, and is not intended to be, legal or tax advice to any particular holder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective purchasers of the LIRNs should consult their own tax advisors having regard to their own particular circumstances.

Interest paid or credited or deemed for purposes of the Tax Act to be paid or credited on an LIRN (including amounts on account of or in lieu of payment of, or in satisfaction of interest any amount paid at maturity in excess of the principal amount and interest deemed to be paid on a LIRN in certain cases where an LIRN is redeemed in whole or in part, cancelled, repurchased or purchased by us or any other person resident or deemed to be resident in Canada from a Holder or is otherwise assigned or transferred by a Holder to us or any other resident or deemed resident of Canada, other than an LIRN which is an “excluded obligation”, as defined in the Tax Act for this purpose) to a Holder generally will not be subject to Canadian non-resident withholding tax, unless any portion of such interest (other than on a “prescribed obligation,” as defined in the Tax Act for this purpose) is contingent or dependent on the use of or production from property in Canada or is computed by reference to revenue, profit, cash flow, commodity price or any other similar criterion or by reference to dividends paid or payable to shareholders of any class or series of shares of the capital stock of a corporation (“participating debt interest”). The administrative policy of the Canada Revenue Agency is that interest paid on a debt obligation is generally not participating debt interest unless, in general, it is reasonable to consider that there is a material connection between the index or formula to which any amount payable under the debt obligation is calculated and the profits of the issuer. With respect to any interest or deemed interest on an LIRN, including any portion of the principal amount of an LIRN in excess of the issue price, such interest or principal, as the case may be, paid or credited to a Holder should not be subject to Canadian non-resident withholding tax, unless otherwise specified in the applicable pricing supplement.

 If an amount of interest paid by us on an LIRN were to be non-deductible by us in computing our income as a result of the application of subsection 18.4(4) of the Tax Act, such amount of interest would be deemed to have been paid by us as a dividend, and not to have been paid by us as interest, and be subject to Canadian non-resident withholding tax. Subsection 18.4(4) would apply only if a payment of interest by us on an LIRN constituted the deduction component of a “hybrid mismatch arrangement” under which the payment arises within the meaning of paragraph 18.4(3)(b) of the Tax Act.

        No payment of interest by us on an LIRN should be considered to arise under a “hybrid mismatch arrangement” as no such payment should be considered to arise under or in connection with a “structured arrangement,” both as defined in subsection 18.4(1) of the Tax Act, on the basis that (i) based on pricing data and analysis provided to Torys LLP by us in relation to these LIRNs, it should not be reasonable to consider that any economic benefit arising from any “deduction/non-inclusion mismatch” as defined in subsection 18.4(6) of the Tax Act is reflected in the pricing of the LIRNs, and (ii) it should also not be reasonable to consider that the LIRNs were designed to, directly or indirectly, give rise to any “deduction/non-inclusion mismatch.”

 Generally, there are no other taxes on income (including taxable capital gains) payable by a Holder on interest, discount, or premium in respect of an LIRN or on the proceeds received by a Holder on the disposition of an LIRN (including redemption, cancellation, purchase or repurchase).

PS-36

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of material U.S. federal income consequences of the ownership and disposition of the LIRNs. This discussion applies to you only if you hold them as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

This discussion assumes that the LIRNs will be denominated in U.S. dollars and settled in cash. This discussion may be supplemented, modified or superseded by disclosure set out in an applicable pricing supplement regarding additional or alternative U.S. federal income tax consequences, and therefore should be read in conjunction with the applicable pricing supplement.

This discussion does not address any minimum tax or Medicare contribution tax consequences, the income inclusion acceleration rules set forth in Section 451(b) of the Code, or any other tax consequences that may be relevant to you in light of your particular circumstances or if you are an investor subject to special rules, such as:

•	a bank or other financial institution;

•	an insurance company;

•	a dealer or an electing trader in securities subject to a mark-to-market method of tax accounting with respect to the securities;

•	a real estate investment trust or “regulated investment company”;

•	a tax-exempt entity, an “individual retirement account” or a “Roth IRA”;

•	a person holding an LIRN as part of a “straddle” or conversion transaction or one that enters into a “constructive sale” with respect to an LIRN;

•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;

•	a person that owns, or is deemed to own, 10% or more of our equity by vote or value; or

•	an entity classified as a partnership for U.S. federal income tax purposes.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds the LIRNs, the U.S. federal income tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding the LIRNs or a partner in such a partnership, you should consult your tax advisor as to the particular U.S. federal income tax consequences of holding and disposing of the LIRNs to you and your partners.

We will not attempt to ascertain whether any issuer of any Market Measure (or the components of any Market Measure that is a Basket) (collectively, the “Underlying Issuer”) should be treated as a “U.S. real property holding corporation” (“USRPHC”) within the meaning of Section 897 of the Code or a “passive foreign investment company” (“PFIC”) within the meaning of Section 1297 of the Code. If any Underlying Issuer were so treated, certain adverse U.S. federal income tax consequences might apply to you, in the case of a USRPHC if you are a Non-U.S. Holder (as defined below), and in the case of a PFIC if you are a U.S. Holder, upon a sale, exchange, retirement or other taxable disposition (each, a “taxable disposition”) of the LIRNs. If you are a U.S. Holder and you own or are deemed to own an equity interest in a PFIC for any taxable year, you would generally be required to file IRS Form 8621 with your annual U.S. federal income tax return for that year, subject to certain exceptions. Failure to timely file the form may extend the time for tax assessment by the IRS. You should refer to information filed with the SEC or another governmental authority by each Underlying Issuer and consult your tax advisor regarding the possible consequences to you if any Underlying Issuer is or becomes a USRPHC or PFIC.

PS-37

This discussion is based on the Code, final, temporary and proposed regulations by the U.S. Treasury Department (“Treasury”), rulings, current administrative interpretations and official pronouncements of the IRS, and judicial decisions, all as of the date of this product supplement, changes to any of which subsequent to the date of this product supplement may affect the tax consequences described herein, possibly with retroactive effect. This discussion does not address the effects of any applicable state, local or non-U.S. or other tax laws, or any federal taxes other than income taxes (such as estate or gift taxes). You should consult your tax advisor about the application of the U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

This discussion assumes that no foreign taxes will be imposed with respect to the LIRNs. You should consult your tax advisor regarding the consequences of any non-U.S. tax imposed with respect to the LIRNs generally and in your particular circumstances.

Tax Treatment of the LIRNs

There are no statutory, judicial or administrative authorities that directly address the U.S. federal income tax treatment of the LIRNs described in this product supplement. Therefore, the U.S. federal income tax consequences of ownership and disposition of the LIRNs are subject to substantial uncertainty. We do not plan to request a ruling from the IRS and the IRS or a court might not agree with the treatment and consequences described below.

Alternative U.S. federal income tax treatments of the LIRNs are possible that, if applied, could materially and adversely affect the timing and character of income, gain or loss with respect to the LIRNs. For example, the IRS could treat the LIRNs as debt instruments in their entirety for U.S. federal income tax purposes, with the consequences generally as described under “Alternative Treatment as Debt Instruments” below. Under this treatment or other potential alternative characterizations of the LIRNs, if you are a U.S. Holder, you may be required to recognize taxable income at a time earlier than that described herein, or recognize ordinary income or short-term capital gain rather than long-term capital gain with respect to a taxable disposition of an LIRN. For Non-U.S. Holders, an alternative treatment of an LIRN could cause payments on the LIRN to be subject to U.S. federal withholding tax as well as different information reporting requirements.

Treasury and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the LIRNs, possibly with retroactive effect.

Moreover, certain changes to the terms of the LIRNs after their issuance may result in the LIRNs being treated as retired and reissued for U.S. federal income tax purposes. As discussed below under “Possible Taxable Event,” the treatment of the LIRNs after such an event could differ from their prior treatment.

PS-38

Except where stated otherwise, the following discussions generally assume that the stated treatment of each type of LIRN is respected and that no deemed retirement and reissuance of the LIRNs will occur. You should consult your tax advisor regarding the risk that an alternative U.S. federal income tax treatment applies to the LIRNs.

Tax Consequences to U.S. Holders

This section applies only to U.S. Holders. You are a “U.S. Holder” if, for U.S. federal income tax purposes, you are a beneficial owner of an LIRN and:

•	a citizen or individual resident of the United States;

•	a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

LIRNs Treated as Open Transactions

Except as otherwise provided in the applicable pricing supplement, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat an LIRN as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Tax Treatment Prior to Taxable Disposition

Subject to the discussions below under “Possible Taxable Event” and “Alternative Treatment as Debt Instruments,” you should not be required to recognize income over the term of the LIRNs prior to maturity, other than pursuant to an earlier taxable disposition of the LIRNs.

However, if the payment at maturity becomes fixed (or subject to a fixed minimum amount that is approximately equal to or greater than the issue price) prior to maturity, the consequences are not entirely clear. An LIRN might be treated as terminated and reissued for U.S. federal income tax purposes at such time, in which case you might be required to recognize gain (if any) in respect of the LIRN, and the recognition of any loss may be subject to limitations. In addition, the timing and character of income you recognize in respect of the reissued LIRN after that time could also be affected. You should consult your tax advisor regarding the treatment of the LIRNs in such an event.

Taxable Disposition of the LIRNs

Upon a taxable disposition of an LIRN for cash, you should recognize gain or loss equal to the difference between the amount realized and your tax basis in the LIRN. Your tax basis in an LIRN should generally equal the amount you paid to acquire it. Subject to the discussions below under “—Possible Application of Section 1260 of the Code” and “—Possible Application of Section 1258 of the Code,” this gain or loss should generally be long-term capital gain or loss if at the time of the taxable disposition you have held the LIRN for more than one year, and short-term capital gain or loss otherwise. Long-term capital gains recognized by non-corporate U.S. Holders are generally subject to taxation at reduced rates. The deductibility of capital losses is subject to limitations.

PS-39

Possible Application of Section 1260 of the Code

If an LIRN is linked to a Market Measure consisting of an interest in one of a specified list of entities, including a regulated investment company, a real estate investment trust, a partnership or a PFIC (a “Section 1260 Underlying Equity”), depending upon the specific terms of the LIRN, it is possible that an investment in the LIRN will be treated as a “constructive ownership transaction” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize in respect of your LIRN would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” In the case of LIRNs with certain features, such as a payment at maturity based on a leverage factor, the amount of net underlying long-term capital gain may be unclear. Unless otherwise established by clear and convincing evidence, the amount of net underlying long-term capital gain is treated as zero. Any long-term capital gain recharacterized as ordinary income under Section 1260 would be treated as accruing at a constant rate over the period you held your LIRNs, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years. Due to the lack of governing authority there is significant uncertainty as to whether or how these rules will apply to the LIRNs.

Because the determination of whether a Market Measure is a Section 1260 Underlying Equity generally depends on the issuer’s status for U.S. federal income tax purposes (e.g., as a PFIC or a partnership), it may not be readily apparent whether a Market Measure is a Section 1260 Underlying Equity. Moreover, a Market Measure that is a Basket may include equities of a category that is subject to Section 1260 as well as other equity securities, in which case the potential application of Section 1260 to the relevant LIRN may be unclear. We do not undertake to ascertain whether any specific equity securities (including an equity security in a Basket) is a Section 1260 Underlying Equity. Accordingly, you should consult your tax advisor about the risk that Section 1260 will apply to the LIRNs. Unless provided otherwise in an applicable pricing supplement, our counsel will not express any opinion regarding the application of Section 1260 of the Code to the LIRNs.

Possible Application of Section 1258 of the Code

It is possible that an investment in certain LIRNs, particularly those that provide for a single fixed upside payment, could be treated as a “conversion transaction” under Section 1258 of the Code. A conversion transaction is a transaction marketed or sold as producing capital gains and from which substantially all of the taxpayer’s expected return is attributable to the time value of the taxpayer’s net investment. If an investment in the LIRNs were treated as a conversion transaction, the gain from the disposition of the LIRNs would be treated as ordinary income to the extent of the “applicable imputed income amount.” The applicable imputed income amount is an amount equal to the amount of interest that would have accrued on the taxpayer’s net investment in the conversion transaction (i.e., the amount paid by you to acquire the LIRNs) for the period ending on the date of disposition (including a deemed sale described below under “Possible Taxable Event”) at a rate equal to 120 percent of the applicable federal rate. You should consult your tax advisors regarding the possible application of Section 1258 of the Code to the LIRNs.

LIRNs with a Buffer and Digital Upside

If the LIRNs provide for both (i) contractual downside protection that includes a minimum amount payable at maturity (i.e., a “buffer value”) and (ii) contingent “digital” upside exposure to the Market Measure(s) where the upside amount is at least equal to the buffer value, it is possible that a portion of the proceeds you receive on the sale, exchange or settlement of the LIRNs equal to the buffer value could be treated as a separate item of ordinary income rather than as part of the amount realized on the disposition of the securities. You should consult your tax advisor regarding the treatment of the securities under such circumstances.

PS-40

Tax Consequences to Non-U.S. Holders

This section applies only to Non-U.S. Holders. You are a “Non-U.S. Holder” if, for U.S. federal income tax purposes, you are a beneficial owner of an LIRN and:

•	an individual nonresident alien;

•	a foreign corporation; or

•	a foreign trust or estate.

You are not a Non-U.S. Holder for purposes of this discussion if you are a beneficial owner of an LIRN who is (i) an individual who is present in the United States for 183 days or more in the taxable year of disposition or (ii) a former citizen or resident of the United States and certain conditions apply. If you are or may become such a person during the period in which you hold an LIRN, you should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the LIRN.

As discussed below under “Possible Taxable Event,” under certain circumstances, the LIRNs could be deemed to be redeemed and reissued for U.S. federal income tax purposes. In that event, depending on the facts and the time of the deemed reissuance, the reissued LIRNs might be treated in a manner different from their original treatment for U.S. federal income tax purposes. As a result, you might be subject to withholding tax in respect of the reissued LIRNs, or might be required to provide certification of your status as a non-U.S. person in order to avoid being subject to withholding. You should consult your tax advisor regarding the consequences of a deemed redemption and reissuance of the LIRNs.

The discussion below generally assumes that income and gain on the LIRNs are not effectively connected with your conduct of a trade or business within the United States, except as discussed under “—Effectively Connected Income” below.

General

The following discussion assumes that the LIRNs are respected as single financial contracts that are “open transactions” for U.S. federal income tax purposes. If the LIRNs were instead treated as debt instruments for U.S. federal income tax purposes, payments on the LIRNs that are treated as interest could be subject to U.S. withholding, as described in “Alternative Treatment as Debt Instruments” below.

Taxable Disposition of the LIRNs

Subject to the possible application of Section 897 of the Code (see “—FIRPTA” below) and the discussions below under “—Dividend Equivalents under Section 871(m) of the Code” and “—FATCA,” you generally should not be subject to U.S. federal withholding or income tax in respect of payments on or amounts you receive on a taxable disposition of an LIRN, assuming that you provide an appropriate IRS Form W-8 to the applicable withholding agent certifying under penalties of perjury that you are not a U.S. person.

PS-41

Dividend Equivalents under Section 871(m) of the Code

Section 871(m) of the Code and the Treasury regulations thereunder (“Section 871(m)”) impose a 30% (or lower treaty rate) withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to equities that could pay U.S.-source dividends for U.S. federal income tax purposes (“Underlying Securities”), as defined under the applicable Treasury regulations, or indices that include Underlying Securities. Section 871(m) generally applies to “specified equity-linked instruments” (“Specified ELIs”), which are financial instruments that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations and discussed further below. Section 871(m) provides certain exceptions to this withholding regime, in particular for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (“Qualified Indices”) as well as exchange-traded funds that track such indices (“Qualified Index Securities”).

Although the Section 871(m) regime became effective in 2017, the applicable Treasury regulations, as modified by an IRS notice, phase in the application of Section 871(m) as follows:

•	For financial instruments issued prior to 2027, Section 871(m) will generally apply only to financial instruments that have a “delta” of one.

•	For financial instruments issued in 2027 and thereafter, Section 871(m) will apply if either (i) the “delta” of the relevant financial instrument is at least 0.80, if it is a “simple” contract, or (ii) the financial instrument meets a “substantial equivalence” test, if it is a “complex” contract.

“Delta” for this purpose is generally defined as the ratio of the change in the fair market value of a financial instrument to a small change in the fair market value of the number of shares of the Underlying Security. The “substantial equivalence” test measures whether a complex contract tracks its “initial hedge” (shares of the Underlying Security that would fully hedge the contract) more closely than would a “benchmark” simple contract with a delta of 0.80.

The calculations are generally made at the “calculation date,” which is the earlier of (i) the time of pricing of the security, i.e., when all material terms have been agreed on, and (ii) the issuance of the security. However, if the time of pricing is more than 14 calendar days before the issuance of the security, the calculation date is the date of the issuance of the security. In those circumstances, information regarding our final determinations for purposes of Section 871(m) may be available only after the time of pricing of the LIRN. As a result, you should acquire such an LIRN only if you are willing to accept the risk that the LIRN is treated as a Specified ELI subject to withholding under Section 871(m).

If the terms of an LIRN are subject to a significant modification (for example, upon an event discussed below under “Possible Taxable Event”), the LIRN may be treated as reissued for this purpose and could become a Specified ELI at the time of the significant modification, depending on the application of the rules at that time to the LIRN. If, pursuant to the terms of an LIRN, an Underlying Security is added to (or substituted into) the composition of the LIRN’s Market Measure(s) after the issuance of the LIRN, whether or not resulting in a significant modification, we may determine that the LIRN is subject to withholding under Section 871(m) at that later time. Accordingly, prospective investors should acquire such an LIRN with the understanding that withholding may apply to payments thereon.

If an LIRN is a Specified ELI, withholding in respect of dividend equivalents will, depending on the issuer or applicable withholding agent’s circumstances, generally be required either (i) on the underlying dividend payment date or (ii) upon the date of maturity, lapse or other disposition of the LIRN by you, or possibly upon certain other events. Depending on the circumstances, we or the applicable withholding agent may withhold the required amounts from proceeds of the retirement or other disposition of the LIRN, or from your other cash or property held by us or the withholding agent. If withholding applies, you should expect that we or the withholding agent will withhold at the applicable statutory rate.

PS-42

The dividend equivalent amount will include the amount of any actual or, under certain circumstances, estimated dividend. If the dividend equivalent amount is based on the actual dividend, it will be equal to the product of: (i) in the case of a “simple” contract, the per-share dividend amount, the number of shares of an Underlying Security and the delta; or (ii) in the case of a complex contract, the per-share dividend amount and the initial hedge. The per-share dividend amount will be the actual dividend (including any special dividends) paid with respect to a share of the Underlying Security. If the dividend equivalent amount is based on an estimated dividend, we will provide the information on how to obtain the estimated amounts in the relevant pricing supplement for the LIRNs.

Depending on the terms of an LIRN and whether or not it is issued prior to 2027, the pricing supplement may contain additional information relevant to Section 871(m).

Prospective purchasers of the LIRNs should consult their tax advisors regarding the potential application of Section 871(m) to a particular LIRN and, if withholding applies, whether they are eligible for a refund of any part of the withholding tax discussed above on the basis of an applicable U.S. income tax treaty, as well as the process for obtaining such a refund (which will generally require the filing of a U.S. federal income tax return). In some circumstances, it may not be possible for you to obtain the documentation necessary to support a refund claim under an applicable treaty. Our determination is binding on you and withholding agents, but it is not binding on the IRS. The Section 871(m) regulations require complex calculations to be made with respect to LIRNs linked to equities that could pay U.S.-source dividends and their application to a specific issue of LIRNs may be uncertain. Accordingly, even if we determine that certain LIRNs are not Specified ELIs, the IRS could challenge our determination and assert that withholding is required in respect of those LIRNs. Moreover, your consequences under Section 871(m) may depend on your particular circumstances. For example, if you enter into other transactions relating to an Underlying Security, you could be subject to withholding tax or income tax liability under Section 871(m) even if the LIRNs are not Specified ELIs subject to Section 871(m) as a general matter. You should consult your tax advisors regarding the application of Section 871(m) in your particular circumstances.

We, or our agents, including BofAS, will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

FIRPTA

Section 897 of the Code, commonly referred to as “FIRPTA,” applies to certain interests in entities that beneficially own significant amounts of United States real property interests (each, a “USRPI”). As discussed above, we will not attempt to ascertain whether any Underlying Issuer should be treated as a USRPHC for purposes of Section 897 of the Code (including a non-corporate entity treated for relevant purposes of Section 897 of the Code as a USRPHC). If an Underlying Issuer were so treated, it is possible that, subject to the exceptions discussed in the following paragraph, an LIRN could be treated as a USRPI, in which case any gain from the disposition of the LIRN would generally be subject to U.S. federal income tax and would be required to be reported by you on a U.S. federal income tax return, generally in the same manner as if you were a U.S. Holder, and would in certain cases be subject to withholding in the amount of 15% of the gross proceeds of such disposition.

PS-43

An exception to the FIRPTA rules applies in respect of interests in entities that have a regularly traded class of interests outstanding. Under this exception, an LIRN that is not “regularly traded” on an established securities market generally should not be subject to the FIRPTA rules unless its fair market value upon acquisition exceeds 5% of the Underlying Issuer’s regularly traded class of interests as specified in the applicable Treasury regulations. In the case of an LIRN that is regularly traded, an interest in 5% or less of the outstanding LIRNs of that class or series generally should not be subject to the FIRPTA rules. It may not be clear whether an LIRN is considered to be "regularly traded on an established securities market" for purposes of these rules. Certain attribution and aggregation rules apply, and prospective purchasers are urged to consult their tax advisors regarding whether their ownership interest in the LIRNs will be subject to an exemption from the FIRPTA rules in light of their circumstances, including any other interest they might have in an Underlying Issuer.

You should refer to information filed with the SEC or another governmental authority by each Underlying Issuer and consult your tax adviser regarding the possible consequences to you if any Underlying Issuer is or becomes a USRPHC (as well as certain presumptions under the applicable rules regarding whether an Underlying Issuer is treated as a USRPHC and, to the extent relevant, how to establish that an Underlying Issuer is not a USRPHC).

Effectively Connected Income

If you are engaged in a U.S. trade or business, and if income or gain from the LIRNs is effectively connected with the conduct of that trade or business, you generally will be subject to regular U.S. federal income tax with respect to that income or gain in the same manner as if you were a U.S. Holder, subject to the provisions of an applicable income tax treaty. If you are a corporation, you should also consider the potential application of a 30% (or lower treaty rate) branch profits tax. You will be required to provide an IRS Form W-8ECI to the applicable withholding agent to establish an exemption from withholding for amounts paid on the LIRNs that would otherwise be subject to withholding. If this paragraph applies to you, you should consult your tax advisor with respect to other U.S. tax consequences of the ownership and disposition of the LIRN, including the possible imposition of a 30% branch profits tax if you are a corporation.

Alternative Treatment as Debt Instruments

As discussed above, due to the absence of authorities that directly address the proper tax treatment of the LIRNs, no assurance can be given that the IRS will accept, or that a court will uphold, the intended treatment of the LIRNs described above. For example, LIRNs may be recharacterized by the IRS as debt instruments for U.S. federal income tax purposes.

Contingent Payment Debt Instruments

The IRS could assert that certain LIRNs not described in the subsequent paragraph are treated as “continent payment debt instruments.” If the IRS were successful in asserting that treatment, the timing and character of income thereon would be significantly affected. Among other things, a U.S. Holder would be required to accrue into income original issue discount on the LIRNs every year at a “comparable yield” determined at the time of their issuance, adjusted upward or downward to reflect the difference, if any, between the actual and the projected amount of any contingent payments on the LIRNs. Furthermore, any gain realized by a U.S. Holder at maturity or upon a sale, exchange, redemption or other disposition of the LIRNs would be treated as ordinary income, and any loss would be treated as an ordinary loss to the extent of the U.S. Holder’s prior original issue discount accruals and as capital loss thereafter. The risk that financial instruments providing for downside protection features would be recharacterized for U.S. federal income tax purposes as debt instruments is greater than the risk of recharacterization for comparable financial instruments that do not have such features.

PS-44

Short Term LIRNs

In the case of LIRNs with a term of one year or less (taking into account the last possible date that the LIRNs could be outstanding), the IRS could seek to treat the LIRNs as short-term debt instruments. If the IRS were successful in asserting this treatment, an LIRN generally will be treated as issued at a discount equal to the sum of all payments required on the LIRN minus its issue price. Under this alternative treatment, if you are an accrual-method U.S. Holder you will be subject to rules that generally require accrual of the discount on a straight-line basis, unless you elect a constant-yield method of accrual based on daily compounding. Under this alternative treatment, it is not clear whether or how any accrual should be determined prior to the relevant determination date for a contingent payment.

Upon a taxable disposition (including a sale, exchange, early redemption, or retirement) of an LIRN treated as a short-term debt instrument, if you are a U.S. Holder you will generally recognize gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and your tax basis in the LIRN. Your tax basis in the LIRN should equal the amount you paid to acquire the LIRN increased, if you accrue income on the LIRNs currently, by any previously accrued but unpaid discount. The amount of any resulting loss generally will be treated as a short-term capital loss, the deductibility of which is subject to limitations. Additionally, if you recognize a loss above certain thresholds, you may be required to file a disclosure statement with the IRS, as described below under “Reportable Transactions.” The excess of the amount received at maturity over your tax basis in the LIRN generally should be treated as ordinary income. If you sell a short-term LIRN providing for a contingent payment at maturity prior to the time the contingent payment has been fixed, it is not clear whether any gain you recognize should be treated as ordinary income, short-term capital gain, or a combination of ordinary income and short-term capital gain. You should consult your tax advisor regarding the treatment of a taxable disposition of short-term LIRNs providing for contingent payments.

Withholding on Payments to Non-U.S. Holders

We generally intend to treat any interest we pay with respect to the LIRNs as U.S.-source income. If any income on an LIRN were treated in whole or in part as interest income, subject to the discussion under “—Dividend Equivalents under Section 871(m) of the Code,” “—FIRPTA,” and “—FATCA,” you generally should not be subject to U.S. federal withholding or income tax in respect of such interest income if the income is not effectively connected with your conduct of a U.S. trade or business, provided that (i) you furnish an appropriate IRS Form W-8 to the applicable withholding agent certifying under penalties of perjury that you are not a U.S. person, (ii) you do not own, directly or by attribution, 10% or more of the total combined voting power of all classes of our stock entitled to vote; (iii) you are not a controlled foreign corporation related, directly or indirectly, to us through stock ownership; and (iv) you are not a bank receiving interest as descried in Section 881(c)(3)(A) of the Code. We, or our agents, including BofAS, will not be required to pay any additional amounts with respect to U.S. withholding taxes.

Possible Taxable Event

A change to a Market Measure (resulting from, for example, a reorganization event) could result in a significant modification of the affected LIRNs. A change in the methodology by which a Market Measure is calculated, a change in the components of a Market Measure, a change in the timing or amount of payments on an LIRN due to a market disruption event, the designation of a successor Market Measure, or the designation of a substitute or successor rate or other similar circumstances resulting in a material change to a Market Measure could also result in a significant modification of the affected LIRNs. In particular, the modification of a Market Measure as the result of the active management of a Basket underlying an LIRN could result in a significant modification of such LIRN. Additionally, in certain circumstances where our obligations under the LIRNs are assumed by another entity, such substitution could result in a taxable modification of the affected LIRNs.

PS-45

A taxable modification may result in the LIRNs being treated as redeemed and reissued for U.S. federal income tax purposes. In that event, if you are a U.S. Holder, you might be required to recognize gain or loss (subject to possible recapitalization treatment or, in the case of loss, the possible application of the wash sale rules) with respect to the LIRNs, and your holding period for your LIRNs could be affected. Moreover, depending on the facts at the time of the taxable modification, the reissued LIRNs could be characterized for U.S. federal income tax purposes in a manner different from their original treatment, which could have a significant and potentially adverse effect on the timing and character of income you recognize with respect to the LIRNs after the taxable modification. In addition, a taxable modification could result in adverse U.S. federal withholding tax consequences to a Non-U.S. Holder.

You should consult your tax advisor regarding the consequences of a taxable modification of the LIRNs.

Reportable Transactions

Applicable Treasury regulations require taxpayers that participate in a “reportable transaction” to disclose their participation to the IRS by attaching Form 8886 to their tax returns and retain a copy of all documents and records related to the transaction. In addition, organizers and sellers of such transactions are required to maintain records, including lists identifying investors in the transactions, and must furnish those records to the IRS upon demand. Reportable transactions include, among other things, certain transactions identified by the IRS as well as certain losses recognized in an amount that exceeds a specified threshold level.

In October 2015, Treasury and the IRS released notices designating certain “basket options,” “basket contracts” and substantially similar transactions as “reportable transactions.” In July 2024, Treasury and the IRS issued proposed regulations that include rules substantially similar to the notices but that, if finalized, would instead designate all such transactions as “listed transactions” (whereas under the notices only basket options were identified as listed transactions, while other basket contracts were identified as “transactions of interest”). Although the notices are no longer in force, the proposed regulations would, if finalized as drafted, apply retroactively. The notices and proposed regulations apply to specified transactions in which a taxpayer or its “designee” exercises discretion to change the assets underlying a financial instrument. Certain exceptions apply (e.g., in the case of securities treated as contingent payment debt instruments for U.S. federal income tax purposes, or if the Market Measure is a Basket that is widely used or tracks a broad market or market segment). If we, a calculation agent or other person were to exercise certain discretion under the terms of an LIRN (for example to change the Market Measures (or in the case of a Basket, the Basket components)) and were treated as a holder’s designee for these purposes, unless an exception applied certain holders of the relevant LIRNs may be required to report certain information to the IRS, as set forth in the applicable Treasury regulations or be subject to substantial penalties and other adverse consequences. We may also be required to report information regarding the transaction to the IRS. Once the proposed regulations are finalized, reporting may be required even with respect to certain LIRNs issued prior to the date of finalization.

PS-46

Information Reporting and Backup Withholding

Payments on the LIRNs as well as the proceeds of a taxable disposition (including retirement) of the LIRNs generally will be subject to information reporting and, if you fail to provide certain identifying information (such as an accurate taxpayer identification number if you are a U.S. Holder) or meet certain other conditions, generally will be subject to backup withholding, unless you are an exempt recipient and, if required, you establish your exempt status. If you are a Non-U.S. Holder that provides the applicable withholding agent with the appropriate IRS Form W-8, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the relevant information is timely furnished to the IRS. We, or our agents, including BofAS, will not be required to pay any additional amounts with respect to any backup withholding.

FATCA

Legislation commonly known as “FATCA” and Treasury regulations thereunder generally impose a withholding tax of 30% on payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting and due diligence requirements (that are in addition to, and potentially significantly more onerous than, the requirement to deliver an IRS Form W-8) have been satisfied. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. Withholding under FATCA applies to payments of U.S.-source “fixed or determinable annual or periodical” (FDAP) income. To the extent the LIRNs are recharacterized as debt instruments, we intend to treat any payments treated as interest as giving rise to U.S.-source income. While the FATCA rules also require withholding on payments of gross proceeds from dispositions of financial instruments that provide for U.S.-source interest or dividends, proposed regulations would eliminate this requirement with respect to gross proceeds, and Treasury has stated that taxpayers may rely on these proposed regulations pending their finalization. If you are a Non-U.S. investor, or a U.S. Holder holding LIRNs through a non-U.S. financial intermediary, you should consult your tax advisor regarding the potential application of FATCA to the LIRNs, including the availability of certain refunds or credits.

We, or our agents, including BofAS, will not be required to pay any additional amounts with respect to any withholding taxes.

BENEFIT PLAN INVESTOR CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan to which Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), applies (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the LIRNs. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan. When we use the term “holder” in this section, we are referring to a beneficial owner of the LIRNs and not the record holder.

Section 406 of ERISA and Section 4975 of the Code prohibit Plans, as well as individual retirement accounts, Keogh plans and other arrangements to which Section 4975 of the Code applies (also “Plans”), from engaging in specified transactions involving “plan assets” with persons who are “parties in interest” under ERISA or “disqualified persons” under the Code (collectively, “Parties in Interest”) with respect to such Plans. A violation of those “prohibited transaction” rules may result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless statutory or administrative exemptive relief is available. Therefore, a fiduciary of a Plan should also consider whether an investment in the LIRNs might constitute or give rise to a prohibited transaction under ERISA or the Code.

PS-47

Employee benefit plans that are governmental plans, as defined in Section 3(32) of ERISA, certain church plans, as defined in Section 3(33) of ERISA, and non-U.S. plans, as described in Section 4(b)(4) of ERISA (collectively, “Non-ERISA Arrangements”), are not subject to the requirements of ERISA or Section 4975 of the Code, but may be subject to similar rules under other applicable laws or regulations (“Similar Laws”).

Because of our business, we and our affiliates may each be considered a Party in Interest with respect to many Plans. Special caution should be exercised, therefore, before the LIRNs are purchased by a Plan. In particular, the fiduciary of the Plan should consider whether statutory or administrative exemptive relief is available. The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the LIRNs. Those class exemptions are:

•	PTCE 96-23, for specified transactions determined by in-house asset managers;

•	PTCE 95-60, for specified transactions involving insurance company general accounts;

•	PTCE 91-38, for specified transactions involving bank collective investment funds;

•	PTCE 90-1, for specified transactions involving insurance company separate accounts; and

•	PTCE 84-14, for specified transactions determined by independent qualified professional asset managers.

In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide an exemption for transactions between a Plan and a person who is a Party in Interest (other than a fiduciary who has or exercises any discretionary authority or control with respect to investment of the plan assets involved in the transaction or renders investment advice with respect thereto) solely by reason of providing services to the Plan (or by reason of a relationship to such a service provider), if in connection with the transaction the Plan receives no less, and pays no more, than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA).

The foregoing list of exemptions is not exhaustive, and there can be no assurance that any of them will be available with respect to transactions involving the LIRNs. Other statutory or administrative class exemptions may be applicable. In addition, a purchaser or holder may obtain an individual administrative exemption.

Any purchaser or holder of the LIRNs or any interest in the LIRNs will be deemed to have represented by its purchase and holding that either:

•	no portion of the assets used by such purchaser or holder to acquire or purchase the LIRNs constitutes assets of any Plan or Non-ERISA Arrangement; or

•	the purchase, holding and subsequent disposition of the LIRNs by such purchaser or holder will not constitute or result in a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a violation under any Similar Laws.

PS-48

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the LIRNs on behalf of or with “plan assets” of any Plan consult with their counsel regarding the potential consequences under ERISA, the Code and any applicable Similar Law, of the acquisition of the LIRNs and the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14 or another applicable statutory or administrative exemption.

The LIRNs are contractual financial instruments. The financial exposure provided by the LIRNs is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the LIRNs. The LIRNs have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the LIRNs.

Each purchaser or holder of the LIRNs acknowledges and agrees that:

(i)    the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or advisor of the purchaser or holder with respect to (a) the design and terms of the LIRNs, (b) the purchaser or holder’s investment in the LIRNs, or (c) the exercise of or failure to exercise any rights we or any of our affiliates, or the purchaser or holder, has under or with respect to the LIRNs;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (a) all transactions relating to the LIRNs and (b) all hedging transactions in connection with our or our affiliates’ obligations under the LIRNs;

(iii)   any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)   our and our affiliates’ interests may be adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or advisor of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Purchasers of the LIRNs have the exclusive responsibility for ensuring that their purchase, holding and subsequent disposition of the LIRNs does not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. Nothing in this product supplement is, or should be construed as, a representation or advice as to whether an investment in the LIRNs would be appropriate for, or would meet any or all of the relevant legal requirements with respect to investments by, Plans or Non-ERISA Arrangements generally or any particular Plan or Non-ERISA Arrangement. Neither this discussion nor anything else in this product supplement is or is intended to be investment advice directed at any potential purchaser that is a plan or non-ERISA arrangement, or at such purchasers generally, and such purchasers should consult and rely on their counsel and advisors as to whether an investment in the LIRNs is suitable and consistent with ERISA, the Code and any Similar Laws, as applicable.

PS-49